UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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Pebblebrook Hotel Trust
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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March 31, 2023
Dear Shareholder:
Our 2023 Annual Meeting of Shareholders will be held on Tuesday, May 23, 2023, at 9:00 a.m. Eastern Time, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102.
The attached Notice of 2023 Annual Meeting of Shareholders and proxy statement provide important information about the Annual Meeting and the business to be conducted there, and at any adjournment or postponement thereof. At the Annual Meeting we will ask you to elect our nominees to the Board of Trustees, to ratify the appointment of our independent registered public accountants, to approve executive compensation and to recommend whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. These proposals are described in detail in the attached Notice and proxy statement.
Your vote is important to us. We urge you to read these documents carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.
Thank you for your continued support.
Sincerely,

Jon E. Bortz
Chief Executive Officer and Chairman of the Board

4747 Bethesda Avenue, Suite 1100 Bethesda, Maryland 20814

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 23, 2023
TIME:	9:00 a.m. Eastern
PLACE:	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102
RECORD DATE:	March 10, 2023

ITEMS OF BUSINESS:	• Election of Trustees to serve until our 2024 annual meeting of shareholders and until their successors are duly elected and qualified
• Ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2023
• Advisory vote approving the compensation of our named executive officers
• Advisory vote on the frequency of conducting a vote regarding executive compensation
• Consider and act upon any other business that may be properly brought before the annual meeting

BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
March 31, 2023

HOW TO VOTE
Your vote is important to us. You are eligible to vote and receive notice of the Annual Meeting if you were a shareholder of record of our common shares of beneficial interest (“Common Shares”) at the close of business on the record date of March 10, 2023. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting. You can vote either in person at the Annual Meeting or by proxy as follows:
•If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank or other nominee which you must follow in order to have your Common Shares voted by proxy.
•If your shares are owned directly with our transfer agent, Equiniti Trust Company, you are a registered shareholder and may vote by proxy through one of the following methods:

Visit www.proxyvote.com to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Call 1-800-690-6903 to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Complete and mail your proxy card so that it is received before the meeting date.
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Secretary in writing, submitting a proxy dated later than your original proxy or attending the Annual Meeting and voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING. Our 2023 Proxy Statement and our 2022 Annual Report to Shareholders are available at www.pebblebrookhotels.com. On or about March 31, 2023, we expect to begin providing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet. If you receive the Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice.

PROXY STATEMENT

ABOUT PEBBLEBROOK HOTEL TRUST
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest in hotel and resort properties located primarily within major U.S. cities with an emphasis on major gateway coastal markets. We also target investments in resort properties located near our primary urban target markets and select destination resort markets. We focus on branded and independent full-service hotels in the “upper-upscale” segment of the lodging industry. As of March 22, 2023, we owned 50 hotels and resorts, totaling approximately 12,600 guest rooms, located in 15 urban and resort markets, including: Boston, Massachusetts; Chicago, Illinois; Hollywood, Florida; Jekyll Island, Georgia; Key West, Florida; Miami (Coral Gables), Florida; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); Naples, Florida; Newport, Rhode Island; Portland, Oregon; San Diego, California; San Francisco, California; Santa Cruz, California; Seattle, Washington; Stevenson, Washington; and Washington, DC.
Throughout this Proxy Statement, we use the terms “Pebblebrook,” “Company,” “we,” “our” and “us” to refer to Pebblebrook Hotel Trust.

ANNUAL MEETING INFORMATION
We are providing these proxy materials in connection with the 2023 Annual Meeting of Shareholders (the “Annual Meeting”). These materials will assist you in voting your Common Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date	Tuesday, May 23, 2023
Meeting Time	9:00 a.m. Eastern
Meeting Location	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102
Record Date	March 10, 2023
The following matters are being presented for a vote at the Annual Meeting:

Proposal	Board Recommendation	Vote Required For Approval

1 – Election of Trustees	FOR each nominee	Majority of votes cast

2 – Ratification of Appointment of Independent Registered Public Accountants	FOR	Majority of votes cast

3 – Advisory Vote on the Compensation of Our Named Executive Officers	FOR	Majority of votes cast

4 – Advisory Vote on the Frequency of Conducting A Vote Regarding Executive Compensation	1 YEAR	Majority of votes cast

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials including this Proxy Statement and our 2022 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 (“Annual Report”), to you by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about March 31, 2023, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this Proxy Statement and our Annual Report and how to vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

PROPOSALS

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company (the “Board”) currently has seven trustees, all of whom have been nominated to stand for election at the Annual Meeting. All trustees elected at the meeting will hold office until our 2024 annual meeting of shareholders and until their successors have been duly elected and qualified. You are entitled to cast one vote per Common Share for each of the seven nominees. Each proxy may not be voted for more than seven nominees.
Information about each trustee nominee and their qualifications to serve as a trustee appears under “Trustee Information—Trustee Nominees” in this Proxy Statement.
Our Bylaws provide that in uncontested elections such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” for each of the nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2023, and the Board is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by management of the Company and the Audit Committee to be well qualified.
We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” in “Audit Information—Fee Disclosure” in this Proxy Statement is compatible with maintaining KPMG’s independence from management and the Company.
Information about KPMG’s services to the Company and the Audit Committee’s report appear under “Audit Information” in this Proxy Statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board has determined that we will hold a non-binding, advisory vote on the compensation paid to our named executive officers every year.
Accordingly, we are asking you to approve the following resolution:
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the proxy statement relating to the Company’s 2023 Annual Meeting of Shareholders.
The Company’s primary business objective is to deliver attractive, risk-adjusted long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through distributions from distributable cash flow. In order to drive success in our primary business objective, the Compensation Committee has developed a compensation program to reward performance for actions that further that objective, based on the following key principles:
•Compensation should reinforce business objectives and Company values.
•Executive officers should be retained and motivated.
•A significant percentage of compensation for executive officers should be based on performance.
•Compensation should align the interests of executive officers with those of shareholders.
•Compensation should be competitive.
Our executive compensation program consists of three main components: (i) cash base salaries, (ii) cash incentive bonuses based on performance against the one-year business objectives established at the beginning of the year and (iii) long-term equity-based awards (in the form of time-based vesting awards and performance-based vesting awards). We discuss each of these three components in more detail under “Compensation Discussion and Analysis—Compensation and Compensation Components.”
In this Proxy Statement, information about our executive officers appears under “Named Executive Officer Information” and information about the 2022 compensation program, including the compensation discussion and analysis (“CD&A”), compensation tables and related narrative discussion, appears under “Compensation Information.”
This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our NEOs for 2022; however, it will not affect any compensation already paid or awarded for 2022 and will not be binding on the Compensation Committee, the Board or the Company. The Board and the Compensation Committee value the opinions of our shareholders and will take the results of this vote into consideration in addressing future compensation policies and decisions, as evidenced by their actions following last year’s annual meeting.
Until last year, shareholders had overwhelmingly approved our previous say-on-pay proposals. The average approval rate of all prior say-on-pay proposals was approximately 96%, but in 2022 shareholders expressed strong disapproval of 2021’s compensation program. In response, the Compensation Committee and the Board took immediate and decisive action. For further information, please see “Compensation Information—Compensation Discussion and Analysis—Say-on-Pay Results and Response – Investor Outreach, Independent Report and Changes to Our Compensation Program.”
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 3 – Advisory Vote on the Compensation of Our Named Executive Officers.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF CONDUCTING A VOTE REGARDING EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are asking shareholders to recommend whether a non-binding shareholder vote to approve the compensation of our named executive officers (that is, a vote similar to the advisory and non-binding vote in Proposal 3) should occur every one, two or three years.
Accordingly, you may cast your advisory and non-binding vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:
NOW, THEREFORE, BE IT RESOLVED, that the voting choice of once every year, once every two years, or once every three years that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by shareholders on an advisory basis for the Company to hold a non-binding vote to approve the compensation of the named executive officers.
We believe a one-year voting frequency is consistent with both our approach to good corporate governance and our approach to offering a compensation program that has both short- and long-term compensation components.
The option of one year, two years or three years that receives a majority of all the votes cast will be the frequency for the advisory and non-binding vote regarding executive compensation that has been selected by shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of the Company to hold an advisory and non-binding vote regarding executive compensation more or less frequently than the frequency selected by shareholders.

☑	The Board of Trustees recommends that you vote “1 YEAR” on Proposal 4 – Advisory Vote on the Frequency of Conducting a Vote Regarding Executive Compensation.

CORPORATE GOVERNANCE AND ESG INFORMATION
The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company on behalf of our shareholders. In addition to our Declaration of Trust, the Board has adopted the following key documents that form the governance framework for the Company. We review each of these documents periodically and update them as needed:
•Bylaws;
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics;
•Charter of the Audit Committee;
•Charter of the Compensation Committee;
•Charter of the Nominating and Corporate Governance Committee; and
•Whistleblower Policy.
We make these documents available under the Investor Relations section of our website at www.pebblebrookhotels.com. Printed copies of these documents are also available free of charge upon written request to Investor Relations at investors@pebblebrookhotels.com or by phone at (240) 507-1306.

CORPORATE GOVERNANCE HIGHLIGHTS
We have a history of supporting and implementing strong, sound corporate governance practices and policies that best serve the interests of our shareholders, and we remain committed to continuing that tradition. Throughout each year, our management team meets with shareholders responsible for over 80% of the Common Shares, discussing our governance practices and hearing shareholders’ perspectives. Our practices and policies include, among other things, the following:

Governance Practice, Policy		Description

☑	Shareholder Right to Proxy Access (“3/3/20/20”)	• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement.
• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Shareholder Right to Amend Bylaws (“3/3/20/20”)	• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement.
• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Annual Election of Trustees	Each trustee serves only a one-year term.

☑	Non-Classified Board; Shareholder Approval Required to Classify	The Board is not classified, and we cannot classify without shareholder approval (i.e., we opted out of the Maryland Unsolicited Takeovers Act).

☑	Majority Voting for Trustees	In uncontested elections, each trustee nominee must receive a majority of votes cast to be elected to the Board.

☑	Trustee Resignation Policy	Trustee nominees who receive more votes against than votes for must submit their written resignation to the Board.

☑	No Shareholders Rights Plan	We do not have a poison pill.

☑	Independent Majority of Board	All of our trustees other than our Chief Executive Officer are independent (86%).

☑	Independent Board Committees	All committees of the Board have only independent trustees as members.

☑	Lead Trustee	Bonny W. Simi, an independent trustee, is the Lead Trustee and presides over the Board’s executive sessions and meetings when the Chairman is absent.

☑	Regular Executive Sessions	Our independent trustees meet regularly without the presence of any of our officers or employees at least every quarter.

☑	Robust Annual Board Self-Assessment	The Nominating and Corporate Governance Committee conducts an annual survey of each trustee to elicit and deliver feedback regarding trustees, the Board and the Board’s committees.

☑	Diversity of Board	• Gender: 29% female (two trustees) • Race: 14% African-American/Black (one trustee)

☑	Tenure of Non-Executive Trustees	• > 10 years: 83% (five trustees) • > 5 years and ≤ 10 years: 0% • ≤ 5 years: 17% (one trustee)

Governance Practice, Policy		Description

☑	ESG Committee	• We have an active ESG Committee, whose membership includes three independent trustees. • The ESG Committee reports directly to the Board’s Nominating and Corporate Governance Committee.

☑	Enterprise Risk Assessment and Management
• Thorough annual review and assessment, and reporting to the Board, of material enterprise risks.

• Each risk is assigned to an officer, who is responsible for on-going management and mitigation.

•  Audit Committee actively monitors risks that could affect financial reporting.

☑	Open Communication	• We encourage and have open communication and strong working relationships among the Lead Trustee, Chairman and other trustees. • Our trustees regularly meet with management and with employees.

☑	Equity Ownership Guidelines: •Executive Officers (5x - 3x) •Trustees (3x)	• Recommended ownership of Company equity by our executive officers: a value of at least 5 times (CEO) or 3 times (CFO and CIO) annual base salary.
• Recommended ownership of Company equity by our independent trustees with a value of at least 3 times annual compensation (including chairperson fees).
• Each person has 5 years after becoming an executive officer or trustee (or after an increase of compensation levels) to attain the recommended level of ownership.

☑	Compensation Clawback Policy	If the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements, even if fraud, intentional misconduct or illegal behavior were not involved in such noncompliance.

☑	Prohibition on Hedging	Our insider trading policy prohibits officers, trustees and all employees from, among other activities, engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws. We prohibit short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

☑	Prohibition on Pledging	We have adopted a policy that prohibits officers, trustees and all employees from pledging the Company’s securities as collateral to secure any loan, including any margin account loans.

FOCUS ON SHAREHOLDER RIGHTS
Shareholder Right to Proxy Access
We were one of the first lodging REITs to provide our shareholders with a right to submit trustee nominees for inclusion in our proxy statement if both the shareholder proponents and the trustee nominees satisfy the requirements specified in our Bylaws. We refer to this right as “proxy access.”
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20/20” model for proxy access in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.

Shareholder Right to Amend Bylaws
We were one of the first lodging REITs to provide our shareholders with the right to make binding proposals to amend our Bylaws by the affirmative vote of the holders of a majority of the Common Shares then outstanding and entitled to vote.
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20” model for bylaws amendments proposals in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.

INDEPENDENCE OF TRUSTEES
Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent.
Under these criteria, the Board has determined that the following six members, or 86%, of the Board are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Bonny W. Simi and Earl E. Webb.

BOARD MEETINGS
The Board holds regularly scheduled meetings, in person when possible, four times each year and, if needed, also holds special meetings. Prior to the COVID-19 pandemic, the Board held all of its regularly scheduled meetings in person. During 2022, the Board held four regular meetings and the independent trustees held an executive session at each of the four regular meetings. Ms. Simi, as the Lead Trustee, presided over all of the executive sessions. Each trustee attended 100% of the meetings of the Board. The Board does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the annual meetings and historical and anticipated low levels of in-person shareholder participation at the annual meetings, trustees are not expected to attend the Annual Meeting. None of the trustees attended our annual meeting of shareholders in 2022.

BOARD LEADERSHIP STRUCTURE
Lead Trustee
Ms. Simi serves as the Lead Trustee in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. The Lead Trustee presides over executive sessions of the independent trustees and meetings of the full Board when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent trustees. The Lead Trustee also serves as principal liaison between the independent trustees and our Chief Executive Officer in discussing issues from the Board’s executive sessions and other meetings of the independent trustees.
Chairman of the Board
Mr. Bortz serves as both our Chairman of the Board and our Chief Executive Officer. We believe that it is in the best interests of the Company and our shareholders for Mr. Bortz to serve as our Chairman, because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, and permitting each trustee to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board.

ENVIRONMENTAL SUSTAINABILITY AND SOCIAL RESPONSIBILITY (ESG)
Our ESG Committee, which reports to the Nominating and Corporate Governance Committee of the Board, sets our ESG strategy and oversees implementation and reporting. The committee has seven members, including three of our independent trustees (Mr. Miller, Ms. Donnell and Ms. Simi), three of our employees and Mr. Martz comprise the committee. Chaired by Mr. Miller, the committee is charged with creating relevant ESG policies, setting baselines, engaging stakeholders and encouraging continuous monitoring and improvement.

We have built achievement of environmental sustainability and social responsibility goals into the compensation program for our executive officers and also for our other employees. In 2022, 10% of our NEOs’ (and employees’) target cash incentive bonus depended on the Company’s continued development of our ESG program. Similarly, in 2023, 10% of their target cash incentive bonus (and up to 25% if maximum performance is achieved) will be determined by the degree to which the Company successfully continues the development of its environmental sustainability and social responsibility program and meets the program's commitments.
In 2022, our continued commitment to delivering attractive, risk-adjusted long-term total returns to shareholders combined with the rapidly evolving social and environmental fabric of society led us to enhance our ESG strategy with more formalized goals and a corporate commitment. While 2022 was a year of recovery for the lodging industry, following the height of the COVID-19 pandemic, we continued to shape our ESG program around our values of sustainability, resilience, safety, inclusivity and social responsibility.
In 2022, we demonstrated our dedication to addressing social, sustainable and governance risks as we:
•broadened our efforts to promote diversity and inclusion at Pebblebrook through the expansion of our Racial Equity and Inclusion Team (a/k/a the REIT);
•re-launched a hotel dedicated to sustainability;
•embedded our ESG commitment into our compensation program; and
•committed to reducing our greenhouse gas emissions intensity by 35% by 2030.
We are proud of our commitment to reduce our greenhouse gas emissions intensity by 35% by 2030 and to make progress towards a net zero emissions goal for 2050. In order to achieve these sustainability-related targets, we are embarking on a detailed analysis of our hotel properties portfolio to uncover decarbonization opportunities and certain capital investments we can make over the coming years. While we must rely on our major-brand third-party hotel operators to drive sustainability in hotels that we own, we continue to undertake a more proactive approach to supporting our independent third-party hotel operators in initiatives to position the Company as an ESG leader in the U.S. lodging sector. We are working collaboratively with our diverse pool of operating partners to develop property-level management targets such as ensuring all properties have reduction plans in place for energy-usage, carbon emissions, water-usage and waste, eliminating single-use plastics, and identifying “Green Ambassadors” to promote sustainability and community engagement across the portfolio.
We are also proud of several of our environmentally focused investments, both large and small, in certain of our hotel properties. For example, in June 2022, following our $28 million investment in its redevelopment and repositioning, we launched 1 Hotel San Francisco, a luxury, nature-inspired hotel with sustainability embedded in all design and operational elements. The property features sustainably sourced timber and reclaimed redwood lumber sourced from the Old San Francisco Bay Bridge. The hotel’s exterior is outfitted with high-performance insulation, dual-glass windows, and heat-reflective roofing. Guest rooms have energy-saving thermostats, low-flow water fixtures, sustainably sourced linens and personal care items made from natural and post-consumer recycled materials. We engage our guests to keep sustainability top-of mind, as the property includes water filtration stations on each floor to discourage use of single-use plastics, personal chalkboards (rather than paper) for in-room messages, shower timers to reduce water consumption, and refillable amenity bottles to reduce plastic waste. We look forward to making a difference at this incredible location, while seeking to apply these eco-friendly best practices at hotels throughout our portfolio.
In addition to our investment at 1 Hotel San Francisco, we have made strides to promote our environmentally friendly values at other hotel properties and headquarters. Here are a few examples:
•At Skamania Lodge, tucked in the Columbia River Gorge, outside of Portland, Oregon, we converted the main lobby fireplace to gas, reducing annual carbon emissions from almost 5,000 pounds to approximately 5 pounds.
•At Embassy Suites San Diego Bay – Downtown, we implemented a reusable water bottle program, which we expect to reduce the use of up to 175,000 single-use plastic bottles annually.
•At Chaminade Resort & Spa, as we reviewed our outdoor spaces as part of a major multi-phase redevelopment project, we selected climate-appropriate landscape plantings to minimize the need for irrigation.
•We invested $126,552 in energy efficiency across three hotels and our rooftop solar project at Hotel Monaco Washington DC continues to progress.
•Our corporate office installed a bottleless water dispenser to encourage reuse practices and reduce use of plastic-bottled water.
•Since 2016, we have invested over $20 million into efficiency investments, including energy conservation and greenhouse gas emission reduction, water conservation and waste reduction.

•In 2022 we committed to invest up to $10 million in Fifth Wall Late-Stage Climate Technology Fund, L.P., an investment fund focused on investing in climate technologies and solutions to decarbonize the global real estate industry. Our investment reinforces our dedication to reducing the environmental impact of our hotels and those of Curator’s members and gives us access to partner with the fund’s portfolio companies to pilot emerging and innovative services that reduce GHG emissions, water and waste.
During the fall and winter of 2022, we discussed our ESG program and future sustainability targets with institutional shareholders representing approximately 50% of our Common Shares in order to receive feedback and suggestions on additional ESG efforts the Company should pursue.
Please read our fourth annual Environmental Sustainability and Social Responsibility Report for more information about our program, including highlights of the investments we have made and their environmental and social benefits.
In addition to our climate-related initiatives, we are also deeply committed to honoring the sociocultural fabric of the communities in which our hotels and resorts operate. We were pleased to enhance our community engagement, philanthropic activities and charitable donations this past year, following multiple years of COVID-19-related governmental restrictions. For example:
•We supported several charities, including, among others, Community of Hope, Dress for Success, Cystic Fibrosis Foundation, and Make-A-Wish Foundation, among others.
•In May 2022, our employees gathered together to decorate cards for children in need graduating kindergarten, middle school and high school.
•In July 2022, our employees filled backpacks with back-to-school supplies for local school children in need.
We also support our hotel properties as they embark on charitable and community events. At Westin Copley Place, Boston, the hotel’s TakeCare committee encourages hotel staff to participate in events such as blood drives, 5-k runs, and meal deliveries to shelters. Additionally, team members at Argonaut Hotel in San Francisco participated in the San Francisco AIDS walk and the Love our City Hospitality and Tourism Cleanup Day. As we encourage our property teams to appoint a Green Ambassador, we look forward to sharing in more community enhancement events.
In 2022, Pebblebrook continued to enhance the Racial Equity and Inclusion Team (affectionately known as “the REIT”) to ensure that we recognize and address systemic injustice and that we welcome and celebrate diversity. Approximately one-third of our employees are actively involved in this team. As part of the REIT’s speaker series, this past year, we welcomed Leslie Hale, President and Chief Executive Officer of RLJ Lodging Trust, to discuss the importance of diversity and inclusion in the workplace. The REIT is also partnering with our third-party hotel operator at Hotel Zena Washington DC to participate in the city’s inaugural Career and Technical Education Advanced Internship Program, under the auspices of the D.C.’s Office of the State Superintendent of Education, designed to pair high school students with local employers to obtain valuable hands-on experience in industries such as hospitality and tourism. At the Company, we are working to ensure our recruitment processes are inclusive, and as of December 31, 2022, 60% of our employees are female, and 50% of our non-employee trustees are either female or African-American/Black.
Pebblebrook is an active member of both Nareit and the American Hotel & Lodging Association (“AHLA”), both of which have focused on fighting sex trafficking, harassment and forced labor, raising the minimum wage and other vital ESG matters. Pebblebrook is committed to AHLA’s 5-star promise on sexual assault. Our Chief Executive Officer helped determine and guide AHLA’s priorities and plans, including whether and how to address these and other social issues, as an officer and leader of AHLA in 2018 (Treasurer), 2019 (Vice Chair of its Board), 2020 (Chair of its Board), 2021 (Chair Emeritus of its Board) and presently (member of AHLA’s Executive Committee). In addition, he took an active role in many of the related educational campaigns. In addition, our Chief Financial Officer co-chairs the Global Finance Committee (GFC) and the AHLA Financial Management Committee. Both committees are comprised of members of a league of financial and operational leaders from leading global and international hotel brands, operators and owners that are presently commissioned to determine the financial and operating reporting standards for the hotel industry, to include publishing the 12th Edition of the Uniform Systems of Accounts for the Lodging Industry (USALI), which plans to incorporate enhanced sustainability reporting, including new energy, water and waste metrics, into financial reporting.
For information about our strong, sound corporate governance practices and policies that best serve the interests of our shareholders and our communications with shareholders holding the vast majority of our shares to discuss our governance practices and hear our shareholders’ perspectives, please see the sections of this Proxy Statement under the caption “Corporate Governance and ESG Information,” most particularly the sections under the captions “—Corporate Governance Highlights” and “—Focus on Shareholder Rights.”
The charter of the ESG Committee, our Environmental Sustainability Policy and our fourth annual Environmental Sustainability and Social Responsibility Report are available on our website at www.pebblebrookhotels.com.

BOARD COMMITTEES
The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investor Relations section of our website at www.pebblebrookhotels.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements of the NYSE, the SEC and our Corporate Governance Guidelines. Information about each of these committees is included in the following table.

Committee/Membership	Committee’s Primary Responsibilities		# of 2022 Meetings

Audit Committee
Earl E. Webb(1,2) Cydney C. Donnell(2) Ron E. Jackson(2) Bonny W. Simi(2,3)	•	Monitoring the integrity of our financial statements	4
	•	Selecting our independent registered public accountants and monitoring their independence and performance
	•	Overseeing our financial reporting, including reviewing results with management and our independent registered public accountants
	•	Monitoring our risk assessment and management with respect to significant risks to our financial reporting, including cybersecurity risks
	•	Overseeing our internal accounting controls
	•	Monitoring our REIT compliance procedures

Compensation Committee
Ron E. Jackson(1) Phillip M. Miller Michael J. Schall Earl E. Webb	•	Reviewing and recommending compensation for our senior officers	4
	•	Administering and making awards under our long-term incentive award plans
	•	Retaining and terminating compensation consultants
	•	Administering other benefit programs of the Company

Nominating and Corporate Governance Committee
Bonny W. Simi(1,3) Cydney C. Donnell Phillip M. Miller Michael J. Schall	•	Recommending individuals to stand for election to the Board	4
	•	Recommending Board committee composition
	•	Overseeing our corporate governance policies and procedures, including Board and trustee evaluations
(1)Committee chairperson.
(2)Determined by the Board to be an “audit committee financial expert.”
(3)Serves as the Lead Trustee.

RISK MANAGEMENT OVERSIGHT
The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management, present to the Board a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (including cyber-related risks). At that time, the management team also reviews with the Board the Company’s risk mitigation strategies and plans specific to each identified risk. If necessary, the Board may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risks and updates the Board as new material risks are identified or risks previously presented to the Board materially change.
The Audit Committee also actively monitors risks to the Company throughout the year, particularly with respect to those that could affect financial reporting, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board.

COMMUNICATIONS WITH THE BOARD, LEAD TRUSTEE, INDEPENDENT TRUSTEES AND AUDIT COMMITTEE
Any shareholder or other interested party may communicate with the Board or any trustee by sending the communication to the Company’s corporate offices at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814 in care of the Company’s Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board or fails to identify a particular trustee will be deemed to be a communication intended for the Chairman of the Board.
In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via mail to: Chairperson, Audit Committee of Pebblebrook Hotel Trust, c/o Mark W. Wickersham, Esq., Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS
Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each trustee will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, trustees and employees, requires our officers, trustees and employees to report any actual or potential conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of our Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Board or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. Our Code of Business Conduct and Ethics can be found under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com.
The Board is responsible for reviewing any transactions in which an executive officer or trustee, any trustee nominee or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or trustee except under guidelines approved by the Board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board has not adopted a written policy for evaluating general conflicts of interests. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
The Board has adopted a policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.
None of our NEOs has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Change-in-control severance agreements between the Company and our NEOs are described in the “Compensation Information—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” section of this Proxy Statement.
We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

TRUSTEE INFORMATION

TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on the Board. That committee has identified the following seven individuals to stand for election at the Annual Meeting. Each of these nominees is currently a member of the Board.
We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a trustee.

Jon E. Bortz
Age: 66 Trustee since: December 2009 Board Committees: None (Chief Executive Officer and Chairman of the Board)
Background
•	LaSalle Hotel Properties (“LaSalle”), then a publicly traded lodging REIT (April 1998 to September 2009) – Founder, President, Chief Executive Officer and a Trustee; Chairman of the Board (January 2001 until retiring from LaSalle)
•	JLL, Inc. (“JLL”) (1981 to April 1998) – Founder and President of Hotel Investment Group of JLL (from January 1994), oversaw all of JLL’s hotel investment and development activities; Managing Director of JLL’s Investment Advisory Division (January 1995 to April 1998), responsible for certain East Coast development projects; Senior Vice President of JLL’s Investment Division (January 1990 to 1995), responsible for East Coast development projects and workouts
•	Federal Realty Investment Trust (NYSE:FRT) – former member of the Board of Trustees and its Audit Committee and Nominating and Governance Committee (June 2005 to May 2021)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Advisory Board of Governors; former member of the Executive Committee and the Governance and Nominating Committee
•	American Hotel & Lodging Association (AHLA) – member of the Executive Committee; Chair of HotelPAC; former Chair of the Board of Directors
•	B.S. in Economics from The Wharton School of the University of Pennsylvania; Certified Public Accountant (inactive)

Specific Qualifications and Skills
Among other qualifications, Mr. Bortz brings to the Board executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry; extensive experience in hotel asset management and development; and deep experience addressing broad lodging-industry issues in collaboration with other owners and leaders of lodging brands, hotel management companies and REITs through his active leadership roles at AHLA and Nareit.

Cydney C. Donnell
Age: 63 Trustee since: December 2009 Board Committees: Audit; Nominating and Corporate Governance
Background
•	Zella Properties, LLC, an investments consulting firm (since 1997) – Founder and President
•	Mays Business School of Texas A&M University (“Mays School”) (January 2004 to December 2022) – Associate Department Head – Finance; Executive Professor (former Director of Real Estate Programs)
•	European Investors/E.I.I. Realty Securities, Inc. (“EII”) (1986 to 2003) – Chair of the Investment Committee (2002 to 2003); Head of the Real Estate Securities Group and Portfolio Manager (1992 to 2002); VP and Analyst (1986 to 1992)
•	RepublicBanc Corporation – real estate lending officer (1982 to 1986)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Institutional Advisory Committee and the Editorial Board
•	American Campus Communities, Inc., then a publicly traded, student-housing REIT (August 2004 to August 2022) – Chair of the Board of Directors; member of the Executive Committee and the Capital Allocation Committee of the Board
•	Trinity University – member of the Board of Trustees and the Investments Committee (chairperson)
•	Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, which liquidated and deregistered in 2017 – served as member of the Valuation Committee (chairperson), the Nominating and Compensation Committee and the Audit Committee of the Board of Directors
•	B.B.A. from Texas A&M University; M.B.A. from Southern Methodist University
Specific Qualifications and Skills
Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching courses in real estate investment and real estate capital markets and portfolio management, including modules on corporate governance, at the business school level.

Ron E. Jackson
Age: 80 Trustee since: December 2009 Board Committees: Compensation (Chair); Audit
Background
•	Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations (since January 2001) – President and Chief Executive Officer
•	Resort Condominiums International (“RCI”), a Cendant Company with 2,600 resorts in 109 countries (until 2001) – President and Chief Operating Officer
•	Chartwell Leisure, a hotel owner/operator and developer (prior to RCI) – Chief Operating Officer
•	Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States (prior to Chartwell Leisure) – Founder, President and Chief Executive Officer
•	B.S. in Finance and Marketing from Brigham Young University; M.B.A. from the University of Utah

Specific Qualifications and Skills
Among other qualifications, Mr. Jackson brings to the Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Phillip M. Miller
Age: 70 Trustee since: May 2011 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	Miller Management Group LLC, a financial services and payments consulting firm (since September 2018) – President and Chief Executive Officer
•	First Data Corporation (September 2015 to September 2018) – Senior Vice President of Global Payment Relations and Sponsorships, managed First Data’s relationship with its payment networks and bank sponsors, globally
•	MasterCard Advisors (2005 to September 2015) – Global Head - Acquiring Knowledge Center, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally (March 2012 to September 2015); Senior Vice President and Group Head, responsible for the disciplines of market development and marketing for the e-commerce and retail business groups (January 2010 to March 2012); Global Solutions Leader, responsible for consulting engagements in strategy and information services for large banks and card acquirers globally (2005 to 2010)
•	Teleglobal International, LTD, a stored-value, secure online payments product (2002 to 2005) – Executive Chairman
•	Chase Merchant Services, LLC, a division of Chase Bank (2001 to 2002) – President and Chief Executive Officer
•	GE Money, the consumer financial services division of General Electric Company (1995 to 2001) – GE Money, the consumer financial services division of General Electric Company
•	Citibank’s International Private Banking business (1985 to 1995) – Vice President of International Product Development and Marketing
•	B.S. in Marketing and M.B.A. in International Business and Finance from The American University; Certificate of Corporate Governance - Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall
Age: 65 Trustee since: December 2009 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	Essex Property Trust, Inc. (NYSE:ESS), a publicly traded multifamily REIT (“Essex”) (since 1993) – Executive Director (since March 2023); President and Chief Executive Officer (January 2011 to March 2023); Member of Board (since 1994); Senior Executive Vice President and Chief Operating Officer (2005 to January 2011), responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs; Chief Financial Officer (1993 to 2005)
•	The Marcus & Millichap Company (1986 to 1993) – Chief Financial Officer of Essex’s predecessor, Essex Property Corporation
•	Churchill International, a technology-oriented venture capital company (1982 to 1986) – Director of Finance
•	Ernst & Young (then known as Ernst & Whinney) (1979 to 1982) – audit department, specializing in the real estate and financial services industries
•	American Institute of Certified Public Accountants – Member
•	National Multi Housing Council – Member
•	Nareit – Member of the Executive Board
•	B.S. from the University of San Francisco; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his distinguished career as a senior executive, chief executive and board member of a publicly traded REIT, along with his extensive experience in accounting and finance.

Bonny W. Simi
Age: 60 Trustee since: April 2019 Board Committees: Nominating and Corporate Governance (Chair); Audit — also serves as Lead Trustee
Background
•	Joby Aviation, Inc.(NYSE:JOBY), a publicly traded manufacturer, owner and operator of electric vertical takeoff and landing (eVTOL) aircraft – Head of Air Operations and People (since December 2020)
•
JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel and hospitality – Advisor (since December 2020); President (January 2016 to December 2020)

•	JetBlue (since September 2003) – Advisor (since December 2020); Vice President Technology Innovations (January 2016 to December 2020); Vice President Talent (September 2011 to January 2016), overseeing talent acquisition, performance management, succession planning, people analytics and organizational development; various operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations (September 2003 to September 2011)
•	United Airlines, Inc. (1990 to 2003) – airline pilot
•	United States Olympian (1984, 1988, 1992) – three-time competitor in the luge
•	Network television commentator for the Olympics of 1994, 1998, 2002
•	Red Lion Hotels Corporation (until March 2021, NYSE:RLH) (March 2017 to May 2020) – Member of the Board of Directors, Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee
•	United States Olympic and Paralympic Committee - member of the Nominating and Governance Committee of the Board of Directors
•	B.A. in Communications from Stanford University; M.S. in management from the Stanford Graduate School of Business; M.S. in Management Science and Engineering from the Stanford School of Engineering; M.S. in Human Resource Management from Regis University
•	Board Leadership Fellow with the National Association of Corporate Directors; CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University
Specific Qualifications and Skills
Among other qualifications, Ms. Simi brings more than 30 years of operations, human resources and technology experience to the Board, with executive leadership experience in the travel industry and experience as a director of a NYSE-listed hospitality and leisure company.

Earl E. Webb
Age: 66 Trustee since: December 2009 Board Committees: Audit (chair), Compensation
Background
•
9th Green Advisors LLC, a commercial real estate strategy and advisory firm serving investors in, occupiers of, and lenders to real estate assets throughout North America (since April 2021) – Founder and Managing Partner

•	Avison Young, LLC, or Avison, a Canada-based commercial real estate company (“Avison”) (September 2009 to April 2021) – Chairman, Global Capital Markets; member of Avison’s Board of Directors and its Audit and Executive Committees
•	JLL (January 2003 to August 2009) – Chief Executive Officer of JLL’s Capital Markets Group in the Americas, responsible for strategic direction and management of all capital markets activities throughout the region
•	Jones Lang LaSalle Americas, Inc. (1985 to December 2002) – Chief Executive Officer (February 1999 to Dec. 2002)
•	Continental Illinois National Bank (1981 to 1985) – Second Vice President in the Capital Markets Group
•	University of Virginia’s Center for Real Estate and the Built Environment and the McIntire Foundation Board – Board Member
•	Real Estate Roundtable – Member
•	Airwavz, Inc. (a privately held in-building wireless company) - Advisory Board Member
•	B.S. from the University of Virginia; M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise, and his prior public board experience with JLL and Players International.

PROCESS FOR SELECTING TRUSTEES
Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current trustees and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, retirement of a trustee or for any other reason. In addition to considering incumbent trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2022.
The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience, and whether the average tenure of our trustees is appropriate for the Company. The Board considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience, background and length of service on the Board to assure that the Board has the necessary composition to effectively perform its oversight function. We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a trustee if elected. In order for the nominee to be considered for the next annual election of trustees and be included in the proxy statement for that election, any such written request must comply with the requirements set forth in our Bylaws and as set forth below under “General Information—Solicitation of Proxies, Shareholder Proposals and Other Matters—Shareholder Proposals and Trustee Nominations for Inclusion in the 2024 Proxy Statement.”
In addition, shareholders have what is commonly known as the right to “proxy access.” A shareholder, or a group of up to 20 shareholders, owning at least 3% (0.1% for each group member) of the outstanding Common Shares continuously for at least the prior 3 years may nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of shareholders, nominees representing up to 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). See “—Corporate Governance Practices—Focus on Shareholder Rights.”

TRUSTEE COMPENSATION
As summarized in the table below, our compensation program for trustees who are neither employed by nor otherwise affiliated with the Company includes an annual retainer and an additional amount for serving as the chairperson of one of the Board’s standing committees. At least 50% of the total fee for each trustee is paid in the form of Common Shares, but at their election, each trustee may opt to receive up to 100% of the total fee in the form of Common Shares. The program does not include any fees for attending meetings. Upon initially joining the Board, an independent trustee receives 2,500 restricted Common Shares, which vest pro rata over three years. The amounts shown in the following table are the same as they were for 2021 and have not been increased since 2018.

Program Element	Amount	Form of Payment
Annual Retainer	$155,000	At least 50% in Common Shares (up to 100% at recipient’s election)
Committee Chairperson Annual Fees	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating and Corporate Governance Committee
Meeting Attendance Fees	None
One-Time Grant upon Joining Board	2,500 restricted Common Shares (three-year pro rata vesting)
Equity Ownership Guidelines	Ownership of equity of the Company with a dollar value of at least 3 times annual compensation within 5 years after becoming a trustee (or after an increase of compensation levels)
As of December 31, 2022, all trustees were in compliance with the equity ownership guidelines. Pursuant to the equity ownership guidelines, Ms. Simi, who became a trustee in April 2019, has until April 2024 to reach the recommended level of share ownership.

Total compensation paid in January 2023 to our independent trustees for service in 2022 was as follows:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair Fee	Share Awards	Total(1)
Cydney C. Donnell	$155,000	—	—	$155,000	(2)
Ron E. Jackson	$155,000	$15,000	—	$170,000	(3)
Phillip M. Miller	$155,000	—	—	$155,000	(4)
Michael J. Schall	$155,000	—	—	$155,000	(5)
Bonny W. Simi	$155,000	$10,000	—	$165,000	(6)
Earl E. Webb	$155,000	$20,000	—	$175,000	(7)
(1)Any Common Shares paid in lieu of cash were valued at a price per share of $13.59, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.
(2)At election of trustee, 100% of trustee’s fee for service was paid in the form of 11,409 Common Shares.
(3)At election of trustee, 100% of trustee’s fee for service was paid in the form of 12,513 Common Shares.
(4)At election of trustee, 50% of trustee’s fee for service was paid in the form of 5,704 Common Shares.
(5)At election of trustee, 100% of trustee’s fee for service was paid in the form of 11,409 Common Shares.
(6)At election of trustee, 50% of trustee’s fee for service was paid in the form of 6,072 Common Shares.
(7)At election of trustee, 65% of trustee’s fee for service was paid in the form of 8,373 Common Shares.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2022 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of the Company’s quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Mr. Webb, Ms. Donnell, Mr. Jackson and Ms. Simi as an “audit committee financial expert” within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
Earl E. Webb (Chairperson)
Cydney C. Donnell
Ron E. Jackson
Bonny W. Simi

FEE DISCLOSURE
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
Fee Type	2022	2021
Audit Fees	$1,367,120	$1,466,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,367,120	$1,466,000
Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess the effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

PRE-APPROVAL POLICY
All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

NAMED EXECUTIVE OFFICER INFORMATION
The following tables set forth information about our three executive officers, who are our named executive officers for purposes of this proxy statement (“NEOs”).

Name	Age	Position	At the Company Since
Jon E. Bortz	66	Chief Executive Officer and Chairman of the Board	December 2009
Raymond D. Martz	52	Co-President, Chief Financial Officer, Treasurer and Secretary	December 2009
Thomas C. Fisher	52	Co-President, Chief Investment Officer	January 2010

Jon E. Bortz
Background
Information about Mr. Bortz is set forth above under “Trustee Information—Trustee Nominees.”

Raymond D. Martz
Background
•	Phillips Edison & Company (since July 2021, NSM:PECO), one of the largest owners and operators of community shopping centers in the U.S. (August 2007 to November 2009) – Chief Financial Officer
•	Eagle Hospitality Properties Trust, Inc., then a NYSE-listed hotel REIT (May 2005 to August 2007) – Chief Financial Officer, Treasurer and Secretary
•	LaSalle (April 1998 to May 2005) – Treasurer (2004 to 2005); Vice President of Finance (2001 to 2004); Director of Finance (1998 to 2001)
•	JLL (October 1997 to April 1998) – Director of Finance
•	Tishman Hotel Corporation (1995 to 1997) – Associate, focusing on a variety of areas including asset management and development
•	Orient Hotel Group, a private owner and operator of hotels (1994 to 1995) – several hotel operations roles
•	American Hotel & Lodging Association (“AHLA”) – co-chairperson of the Financial Management Committee
•	Global Finance Committee (formed by AHLA and Hospitality Financial and Technology Professionals) – co-chairperson
•	U.S. Green Building Council – founding member of the LEED User Group: Hospitality and Venues
•	Adaptive Phage Therapeutics, a private clinical-stage biotechnology company – member of the Board of Directors
•	B.S. from the School of Hotel Administration at Cornell University; M.B.A. from Columbia University

Thomas C. Fisher
Background
•	JLL (1996 to January 2010) – Managing Director—Americas, leading the national full-service investment sales platform; variety of roles prior
•	The Harlan Company, a New York investment banking boutique (1994 to 1996) – Associate, focused on commercial real estate investment services including investment sales, capital raises and tenant representation
•	Prudential Realty Group (1993 to 1994) – Real Estate Analyst, focused on general account investments covering multiple property types including hotel, office and retail
•	American Hotel & Lodging Association – Co-Chair of the Hospitality Investment Roundtable
•	B.S. with Distinction from the School of Hotel Administration at Cornell University

COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Ron E. Jackson (Chairperson)
Phillip M. Miller
Michael J. Schall
Earl E. Webb

COMPENSATION DISCUSSION AND ANALYSIS
This CD&A describes the Company’s compensation program and compensation decisions for our NEOs. However, we note that we generally use the same compensation program for almost all of our employees, not just for our executive officers. We compensate our other employees with cash base salaries, cash incentive bonuses and long-term equity-based awards with the same performance metrics and payout percentages as for our NEOs. It is our belief that using this same program throughout the Company serves to align the interests of all of our employees, not just the interests of our executive officers, to the interests of our shareholders.
As required, this CD&A is devoted primarily to a discussion and analysis of our compensation program for our NEOs for calendar year 2022, the elements and terms of which were established at the first regular meeting of the Compensation Committee and the Board that year, in February 2022. However, at our 2022 annual meeting of shareholders (the “2022 annual meeting”), when shareholders were asked to vote on our compensation program for calendar year 2021, a significant percentage expressed disapproval, and the Compensation Committee took prompt action in response. Therefore, we have also included in this CD&A a description of our investor outreach leading up to and following the 2022 annual meeting, the additional actions we took following the 2022 annual meeting, and a summary of how the 2023 compensation program differs from both the 2021 program (which received such a low vote of approval by shareholders) and the 2022 program (which is the subject of this year’s advisory vote by shareholders). See “—Say-on-Pay Vote 2022 – Investor Outreach, Independent Report and Changes to Our Compensation Program” immediately below.
Say-on-Pay Vote 2022 – Investor Outreach, Independent Report and Changes to Our Compensation Program
At the 2022 annual meeting, 20.0% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. This level of support was a significant decline from our longer-term track record (the median level of support spanning all years of say-on-pay voting before 2022 is 96.8%) and the two prior years’ advisory votes (96.8% and 94.5% in 2020 and 2021, respectively) and well below what both the Board and management consider satisfactory.

In order to better understand our investors’ views regarding our executive compensation program, management and the Board, primarily through members of the Compensation Committee, engaged in shareholder outreach both before and following the 2022 annual meeting. We contacted 20 of our institutional shareholders who owned in the aggregate approximately 70% of our Common Shares and held calls and individual meetings with shareholders who collectively owned more than 50% of our Common Shares. We directly connected with these investors to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program and practices.
Following the 2022 annual meeting, the Compensation Committee also engaged Ferguson Partners Consulting (“FPC”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in reviewing our executive compensation program. Because all decisions regarding the compensation program for 2022 had been made near the beginning of the year, more than three months before the 2022 annual meeting, the Compensation Committee focused its response efforts on determining how to structure the compensation program for 2023 to address shareholder concerns.
Many of those shareholders provided positive and constructive feedback, which was shared with the full Compensation Committee and the entire Board. In many cases, the positive feedback centered on the overall compensation levels relative to our peers, the percentage split between time-vesting and performance-vesting long-term equity awards, the pay cuts our NEOs took for nine months in 2020 during the COVID-19 pandemic and the additional responsibilities our NEOs have compared to the executive officers of the majority of our peers. The constructive feedback centered on the 2021 grant of a special retention award to each NEO, using primarily subjective performance metrics for the cash incentive bonus and providing insufficient detail in the proxy statement regarding compensation decisions.

2023 Compensation Program Changes from 2021 and 2022 Compensation Programs
After taking into account investor feedback, FPC’s comprehensive review and assessment of our 2021 and 2022 compensation program compared to the programs of our peers, and FPC’s ensuing recommendations, the Compensation Committee established a compensation program for 2023 that addresses investors’ concerns and meets the needs of the Company.

We Heard This . . .		. . . So We Did This
Shareholders appreciated that we were one of the only lodging REITs whose NEOs voluntarily agreed to significant pay reductions in 2020 during the COVID-19 pandemic but expressed concerns with the February 2021 special equity retention award to NEOs, including:
•Lack of performance-based vesting
•Size of award relative to 2021 total compensation
☑	For 2023 and all future years, the Compensation Committee and the Board committed not to make any special equity retention awards in the future absent extraordinary circumstances.

We did not make any special retention awards in 2022.
Shareholders understood the challenge of setting meaningful objective criteria during the depths of the COVID-19 pandemic and its significant impact on the hospitality industry, but they expressed a preference for primarily objective and quantitative criteria going forward.	☑	For 2023, we significantly increased the importance of objective and quantitative performance metrics in the compensation program. Performance metrics that are both objective and quantitative now account for 90% of the 2023 target total cash incentive bonus, up from 60% in 2022.
Shareholders prefer a single multi-year measurement period for performance-based equity awards, without any one-year measurement periods for any portion of the award.	☑	For 2023, we eliminated one-year measurement periods for the performance-based equity awards, so that they have a single three-year measurement period.

In addition, while shareholders did not expressly comment on the rigor of our relative TSR goals, based on the advice of its outside compensation consultant, the Compensation Committee decided to increase the target level performance goal from the 50th percentile to the 55th percentile such that for target payout, we must outperform the majority of our peers.
Shareholders prefer that we set threshold levels in addition to target maximum levels for our performance-based awards, both cash and equity.	☑	For 2023, the Compensation Committee established threshold levels of performance for (a) every objective for the cash incentive bonus and (b) both objectives for the performance-based equity award.
Shareholders appreciate that aggregate executive compensation for our NEOs is among the lowest of lodging REITs.	☑	For 2023, the Compensation Committee increased the target total compensation by approximately 14% for each NEO but reduced the maximum vesting opportunity for performance-based equity from 250% of target to 200%. This increase in cash compensation was the first for any NEO since 2019.
Shareholders would like more clarity and disclosure with respect to the rationale for compensation decisions, especially regarding special awards and any subjective metrics for any compensation program component.	☑	In this Proxy Statement, we have improved our disclosure, providing what we believe includes clear rationale regarding the Compensation Committee’s decisions, particularly regarding payouts on the cash incentive bonus.

2023 Compensation Program Highlights and Key Changes from 2022
•Annual base salary comprises only 14% of total target compensation for the CEO and 21% for the other NEOs.
•90% of target cash incentive bonus for the 2023 program is based on objective, quantitative criteria, up from 60% in 2022. Another change from 2022 is that each performance metric now has a threshold level. If the threshold level for a performance metric is not met, payout based on that metric will be zero. Although the payout for each performance metric may be as much as 250% if maximum performance is achieved, total payout will be capped at 200%, even if maximum performance levels are achieved on every metric. Total payout will be capped at just 100% if a material weakness is found.
The following table provides a summary of the performance metrics for the 2023 cash incentive bonus, their weightings and, for each, the results required to have any payout (threshold), target payout and maximum payout.
(1)     Total payout will be capped at 200% even if maximum results for individual performance metrics are achieved, and it will be capped at 100% if a material weakness is found.

•For both the 2022 program and the 2023 program, long-term equity-based awards comprise a large percentage of our NEOs’ target total compensation. In both programs, 40% of the awards are subject to time-based vesting over three years, and 60% may vest only based on performance.
•However, we made some important changes for the 2023 program’s performance-based awards as follows:
◦performance will be measured after a three-year period (unlike for the 2022 program, there are no one-year measurement periods within the three-year measurement period);
◦performance will be measured with two metrics, not just one:
▪70% of target (down from 100% for the 2022 program) is based on the Company’s total shareholder return (“TSR”) relative to the TSRs of certain of the Company’s peers; and
▪30% of target (up from 0% for the 2022 program) is based on the Company’s TSR itself;
◦each metric now has a threshold level of performance which, if not met, will result in no vesting, in addition to target and maximum levels (unlike for the 2022 program, which only had target and maximum levels);
◦target performance for the relative TSR metric is the 55th percentile, up from the 50th percentile for the 2022 program; and
◦maximum vesting is capped at 200% (reduced from 250% for the 2022 program) and will be capped at 100% of target if the Company’s TSR is negative for the period, regardless of relative performance.
The following table provides a summary of the key terms of the 2022 and 2023 long-term equity-based awards.

2022 Long-Term Equity-Based Compensation Plan		**2023 Long-Term Equity-Based Compensation Plan**	
Performance-Based (60%)	**100% Relative TSR** - based on the Company's TSR and the TSR of peers		**70% Relative TSR** - based on the Company's TSR and the TSR of peers over 3-year period	
	• **50%** over 3-year period • **16.7%** over first year • **16.7%** over second year • **16.7%** over third year			
	Vesting Level	**Hurdle**	**Vesting Level**	**Hurdle**
	Minimum (0%)	Peer minimum	Threshold (50%)	25th percentile
	Target (100%)	50th percentile	Target (100%)	55th percentile
	Maximum (250%)	Peer maximum	Maximum (200%)	75th percentile
	0% Absolute TSR - *This metric was not used for 2022*		**30% Absolute TSR** - based on the Company's TSR	
			Vesting Level	**Hurdle**
			Threshold (50%)	5.0%
			Target (100%)	8.0%
			Maximum (200%)	10.0%
	Vesting is capped at 100% if Company's TSR is < 0%		Vesting is capped at 100% if Company's TSR is < 0%	
Time-Based (40%)	VEST RATABLY OVER THREE YEARS		VEST RATABLY OVER THREE YEARS

2023 Recognition of Non-CEO NEOs’ Extent and Scope of Responsibilities and Accomplishments
In February 2023, after reviewing the extent and scope of Mr. Martz’s and Mr. Fisher’s responsibilities, leadership and accomplishments achieved for the Company year after year, upon the recommendation of Mr. Bortz, the Board appointed each of Mr. Martz and Mr. Fisher as Co-President. The Board decided that such title would better describe each executive officer’s authority, on-going roles and importance to the Company. Both Mr. Martz and Mr. Fisher lead and oversee multiple areas beyond their primary roles, including managing the daily business and administrative operations, assessing and enhancing the efficiency of internal and external operational processes and procedures, assisting asset managers to achieve organizational objectives, leading the employee recruitment process and the Company’s ESG efforts, negotiating and managing the Company’s insurance programs, ensuring the development of corporate and hotel-level legal strategies to promote and protect the company’s matters, implementing organization-wide goal setting, leading employees’ performance management and annual operations planning, building a highly inclusive culture, assisting Curator with strategic planning to increase the number of its member hotels, ensuring compliance with national and local business regulations and managing contract negotiations for strategic agreements that impact the Company’s portfolio.
The additional responsibilities that Messrs. Martz and Fisher oversee allow the Company to have fewer executive officers and reduce the annual compensation expense normally devoted to NEOs compared to several of the Company’s lodging REIT peers.
Mr. Bortz continues to serve as our Chief Executive Officer and Chairman of the Board.
2022’s Compensation Program
The following is a discussion and analysis of the compensation program for our NEOs for 2022, which was established three months before the 2022 annual meeting.
2022 Performance Highlights
In 2022, the Company, under our NEOs’ leadership, successfully navigated the recovery of the hospitality industry following the depths of the COVID-19 pandemic, despite new variants adversely impacting travel, supply chain disruptions, a tight labor market, rising material costs and other inflation-related pressures. By swiftly implementing strategic and operational decisions, our NEOs led the Company to overcome these challenges, adapt to the industry’s new, post-pandemic realities and strengthen the Company’s balance sheet through multiple capital markets and asset transactions. Performance highlights for 2022 include the following:
•Successfully transitioned out of the COVID-19 crisis into the recovery phase
◦Despite a challenging debt market and higher interest rates, successfully refinanced $2 billion of debt, which included:
▪eliminating all short-term maturities, extended medium- and long-term maturities, and preserved liquidity, resulting in more liquidity at year-end than at the beginning of the pandemic;
▪maintaining pre-pandemic pricing grid and negotiated additional flexibility on financial covenants;
▪effectively hedging against rising interest rates by opportunistically entering into swap agreements covering $400 million of debt, leading to approximately 75% of the Company’s total debt having, in effect, fixed rates of interest; and
▪exiting the Company’s bank’s covenant waiver period;
◦Repurchased $70 million of Common Shares and negotiated the repurchase of $16 million of preferred shares at a 36% discount to par, increasing the Company’s net asset value by an estimated $70 million, or $0.55 per share;
◦Continuously reviewed hotel-level pricing strategies and staffing models with hotel operating partners, successfully managing revenues to offset increased operating costs caused by rising expenses;
◦Negotiated reductions in the cost of the Company’s general liability insurance program despite rising insurance costs experienced within the hotel industry; and
◦Maintained high productivity from, and strong development of, employees by continuing a work-in-office policy with a Wednesday work-from-home plan to assist in retaining excellent talent.
•Continued development of ESG Program, with positive results
◦Established long-term target to reduce greenhouse gas (“GHG”) emissions by 35% by 2030;
◦Collected all necessary emissions, energy use, community impact information and other data necessary to prepare the fourth annual Environmental Sustainability and Social Responsibility Report, issued in November 2022;
◦Provided company-wide ESG training in June 2022; and
◦One of our NEOs co-chaired a hotel industry group charged with promulgating guidelines for improving and enhancing ESG reporting at the hotel level, which, when issued, the Company intends to adopt.

•Completed, began or planned multiple transformational redevelopments
◦Completed the transformational renovation of Hotel Ziggy on time and within budget and opened 1 Hotel San Francisco following furniture, fixture and equipment delivery delays caused by COVID-related supply chain issues;
◦Began renovations at Hotel Solamar (scheduled to relaunch as the Margaritaville Hotel San Diego Gaslamp Quarter), Southernmost Beach Resort and Viceroy Santa Monica; and
◦Completed plans and designs for the renovations of Skamania, Estancia La Jolla, Jekyll Island Club Resort and Newport Harbor Island Resort, all of which are expected to commence in 2023.
•Generated the fifth-highest Hotel EBITDA per Key among a group of the Company and six of the Company’s peers
•Expanded and further developed Curator Hotel & Resort Collection (“Curator”)
◦Following its launch in late 2020, Curator team has signed up 97 hotel properties (including 20 in 2022); and
◦Curator has expanded the number of master service agreement (“MSA”) partnerships with leading hospitality and technology vendors to 98 preferred program partners (up 25 from 2021).
•Strategically recycled assets and capital by selling four hotel properties and buying two resort properties during an especially challenging time for hotel and resort property transactions
◦Generated $306 million in gross proceeds from sales of The Marker San Francisco, Sofitel Philadelphia, Hotel Spero, Hotel Vintage Portland and The Heathman (hard money received in late 2022, closed in February 2023); and
◦Deployed $330 million by acquiring Inn on Fifth and Gurney’s Newport Resort & Marina.
•Maintained and strengthened financial controls and risk management - The audit of our internal controls and procedures found no material weaknesses or significant deficiencies, as outlined in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2022.
2022 Compensation Highlights
In February 2022, the Compensation Committee established our 2022 compensation program for the 2022 compensation program. Highlights included:
•2022 annual base salary – no increase since 2019 for any of our NEOs;
•2022 target cash incentive bonus – no increase since 2019 for any of our NEOs;
•2022 awards of time-based and performance-based equity – no increase as percentage of target total compensation from 2021 for any of our NEOs; and
•no special retention equity award was granted to any of our NEOs.
With regard to the performance-based components of the 2022 compensation program, the Compensation Committee determined the following in February 2023:
•payment of actual cash incentive bonus earned for 2022 performance – 129.0% of target; and
•vesting of performance-based equity awarded in February 2019 after the three-year measurement period ended December 31, 2022 – 62% of target.

2022 Compensation Program and Components
Our compensation program has three primary components, each of which serves certain purposes in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders: (i) cash base salaries, (ii) cash incentive bonuses and (iii) two forms of regular long-term equity-based awards (performance-based vesting and time-based vesting).

Component	Type (% of 2022 Target Total)	Purpose

Annual Base Salary	Fixed 16% - CEO 23% - Other NEOs	• Compensates executives for carrying out the duties of the job
• Recognizes individual experience, skills and performance
• Provides value to attract and retain talented executives

Cash Incentive Bonus	At-Risk / Performance-Based 61% - CEO 56% - Other NEOs	• Encourages accomplishment of annual business objectives
• Aligns interests of executives with those of our shareholders
• Provides value to attract and retain talented executives

Long-Term Equity (performance-based vesting)		• Encourages accomplishment of long-term business objectives critical to delivering shareholder value
• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives

Long-Term Equity (time-based vesting)	Vests over Time 24% - CEO 22% - Other NEOs	• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives
We also provide various health and welfare benefits to our NEOs that are generally the same as provided to all of our employees. These benefits are competitive with those offered by companies we compete with for talent and provide another tool that allows us to attract and retain talented executives.
The Compensation Committee and the Board have structured the program so that a significant portion of each NEO’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging REITs; (iii) is, at target levels of compensation, measured against total target compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, our NEOs could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, our NEOs should have an opportunity to earn overall compensation packages significantly greater than established target amounts in the event of superior relative performance and superior total shareholder returns.
No special retention awards were granted in 2022, and as described above in “—Say-on-Pay Vote 2022 – Investor Outreach, Independent Report and Changes to Our Compensation Program” we have resolved not to make any such awards in the future absent extraordinary circumstances.
The following two charts show the composition of the total 2022 target compensation for our NEOs by form and by type. For each chart, (i) the center four “slices” show the percentages of the total represented by each component of the compensation program; (ii) the inner partial ring shows the percentage of the total compensation that is “at-risk” and may only be earned based on the level of attainment of performance goals; and (iii) the outer partial ring shows the percentage of the total composed of long-term equity awards. (Sum of percentages may not equal 100% due to rounding.)

2022 Compensation Mix Based on Total Target Amount
In February 2022, the Compensation Committee and the Board determined each component of the 2022 compensation program for each of our executive officers. When determining the amounts for each component, the Compensation Committee and the Board sought to achieve the multiple goals of the program (described above) for each of the executive officers and decided on the amounts shown in the following table.

	Annual Base Salary	% above 2021	Target Cash Incentive Bonus	% above 2021	Target Long-Term Equity	% above 2021	Total Target Compensation	% above 2021
Jon E. Bortz (Chief Executive Officer)	$750,000	—%	$1,203,750	—%	$2,800,000	—%	$4,753,750	—%
Raymond D. Martz (Co-President and CFO)	$500,000	—%	$500,000	—%	$1,200,000	4.3%	$2,200,000	2.3%
Thomas C. Fisher (Co-President and CIO)	$500,000	—%	$500,000	—%	$1,200,000	4.3%	$2,200,000	2.3%
Total / Weighted Average							$9,153,750	1.1%
After determining the dollar value for the target long-term equity, the numbers of shares and units of equity to award were determined based on the average of the closing prices of Common Shares for the 10-day period ended the day prior to determining the dollar value to award.
2022 Annual Base Salary – Fixed, Not “At-Risk”
(16% - 23% of Target Total Compensation)
Annual base salary is the only component of the compensation paid to our NEOs whose value does not vary by share price or performance against certain metrics. For 2022, annual base salary as a percentage of target total compensation for each NEO comprised only 16% for Mr. Bortz and 23% for each of Mr. Martz and Mr. Fisher.
Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using publicly available data, reports of compensation consultants (if retained by the Compensation Committee) and market knowledge. All decisions regarding annual base salary for our NEOs are made at the first Compensation Committee meeting of the year and take effect as of January 1 of that year.
In 2022, the Compensation Committee and the Board decided not to increase the annual base salaries of our NEOs above the 2021 amounts, having determined, among other things, that the amounts were sufficient as part of the target compensation to retain and motivate them. The annual base salaries for our NEOs have not been increased since 2019.
The 2022 annual base salaries for our NEOs are set forth in the table above and in the Summary Compensation Table located elsewhere in this Proxy Statement.

2022 Cash Incentive Bonus – At-Risk / Performance-Based Compensation
(23% - 25% of Target Total Compensation)
The Compensation Committee emphasizes the importance of incentive cash compensation as a component of total compensation for our NEOs. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and transaction opportunities that create value for shareholders.
The cash incentive bonus program is intended to compensate our NEOs for achieving annual goals at both the corporate and hotel and resort property levels, as well as for implementing long-term plans and strategies. We do not guarantee any bonuses. Actual amounts paid based on performance may range from 0% to 200% of the target amounts.
2022 Target Cash Incentive Bonus Amounts
For 2022, the Compensation Committee and the Board decided not to increase the amount of target cash incentive bonus for our NEOs above the 2021 amounts, having determined, among other things, that the amounts were sufficient as part of the target compensation to retain and motivate them. The target cash incentive bonus for our NEOs has not been increased since 2019.
As a result, the Compensation Committee and the Board established target cash incentive bonuses for 2022 for Messrs. Bortz, Martz and Fisher of $1,203,750, $500,000 and $500,000, respectively. As a percentage of annual base salary for Mr. Bortz and each of Messrs. Martz and Fisher, the target amounts were 161% and 100%, respectively. As a percentage of target total compensation for Mr. Bortz and each of Messrs. Martz and Fisher, the target amounts were 25% and 23%, respectively.
2022 Annual Objectives - Performance Expectations
To earn any of the cash incentive bonus, the Company had to perform against three annual objectives in 2022 that were set by the Compensation Committee in February 2022. The objectives were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. A percentage of the target cash incentive bonus could be achieved based on the performance level for each objective, as summarized in the following table:

	Payout % of Target by Performance Level
2022 Annual Objective	Minimum(1)	Target	Maximum
Transition Management	—%	30.0%	75.0%
ESG Results	—%	10.0%	25.0%
Asset Management Initiatives
•Renovations/transformations	—%	10.0%	25.0%
•Relative Hotel EBITDA / Key	—%	5.0%	7.5%
•Curator Growth	—%	10.0%	25.0%
•Strategic Recycling (Dispositions)	—%	21.0%	52.5%
•Strategic Recycling (Acquisitions)	—%	14.0%	35.0%
Maximum Total Payout (% of Target)	—%	100.0%	200.0%
(1)In 2022, the Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero. In 2023, the Compensation Committee established threshold levels of performance for each of the 2023 performance objectives.
The details of each annual objective for 2022 are as follows.
•Transition Management Objective (30% weighting) - to be earned based on the degree to which the Company successfully manages the transition out of the adverse effects of the COVID-19 pandemic, with a focus on:
◦maintaining liquidity and compliance with the Company’s various debt agreements;
◦retaining human capital; and
◦optimizing hotel and resort performance in a post-pandemic environment.
•ESG Results Objective (10% weighting) - required successful continued development of its Environmental, Social and Governance program and meets the program's commitments, with a focus on:
◦preparing for 2024 adoption of AHLA’s new sustainability reporting standards in energy, water and waste;
◦producing the fourth annual ESG report to shareholders;
◦developing long-term targets relating to the environment and sustainability; and

◦conducting company-wide ESG training.
•Asset Management Initiatives Objective (60% aggregate weighting) - required accomplishing the following asset management initiatives:
◦Renovations (10% weighting) - Target performance required completion or commencement of major capital investments at five or more hotel or resort properties;
◦Relative Hotel EBITDA per Key (5% weighting) - Target performance required generating hotel-level earnings before interest, taxes, depreciation and amortization (“EBITDA”) per key in the top two with a group of six peer companies in the full-service hotel sector (Braemar Hotels & Resorts Inc., DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.);
◦Curator Hotel & Resort Collection (10% of target) - Target performance required increasing the number of member hotels to 150 and expanding the number of master service agreements to 100; and
◦Strategic Asset Recycling (35% weighting)
•Dispositions (21% weighting (60% of the 35%)) - Target performance required generating $275 million gross sales proceeds; and
•Acquisitions (14% of weighting (40% of the 35%)) - Target performance required evaluating and executing acquisitions having an aggregate purchase price of $200 million.
2022 Annual Objectives - Performance Achieved
In February 2023, the Compensation Committee assessed performance against each of the annual objectives to determine the payout percentage of target for the cash incentive bonuses as set forth in the following table:

2022 Annual Objective	Result Achieved (% of Objective’s Target)	Objective’s Weighting	Payout Achieved (% of Total Target)
Transition Management	175.0%	30.0%	52.5%
ESG Results	100.0%	10.0%	10.0%
Asset Management Initiatives
•Renovations/transformations	100.0%	10.0%	10.0%
•Relative Hotel EBITDA / Key	31.0%	5.0%	1.6%
•Curator Growth	85.0%	10.0%	8.5%
•Strategic Recycling (Dispositions)	111.0%	21.0%	23.3%
•Strategic Recycling (Acquisitions)	165.0%	14.0%	23.1%
Total Payout (% of Total Target)			129.0%
The Compensation Committee based its assessment of performance against each objective as follows:
•Transition Management Objective (30% weighting) – Given the following results, the Compensation Committee determined that the Company achieved 175% of this objective’s target:
◦Despite a challenging debt market and higher interest rates, successfully refinanced $2 billion of debt:
•eliminated all short-term maturities, extended medium- and long-term maturities, and preserved liquidity, resulting in more liquidity at year-end than at the beginning of the pandemic;
•maintained pre-pandemic pricing grid and negotiated additional flexibility on financial covenants;
•effectively hedged against rising interest rates by opportunistically entering into swap agreements covering $400 million of debt, leading to approximately 75% of the Company’s total debt having, in effect, fixed rates of interest; and
•exited the bank’s covenant waiver period;
◦Repurchased $70 million of Common Shares and negotiated the repurchase of $16 million of preferred shares at a 36% discount to par, increasing the Company’s net asset value by an estimated $70 million, or $0.55 per share;
◦Continuously reviewed hotel-level pricing strategies and staffing models with hotel operating partners, successfully managing revenues to offset increased operating costs caused by rising expenses;
◦Negotiated reductions in the cost of the Company’s general liability insurance program despite rising insurance costs experienced within the hotel industry; and
◦Maintained high productivity from, and strong development of, employees by continuing a work-in-office policy with a Wednesday work-from-home plan to assist in retaining excellent talent.

•ESG Results Objective (10% weighting) – Given the following results, the Compensation Committee determined that the Company achieved 100% of this objective’s target:
◦Established long-term target to reduce greenhouse gas (“GHG”) emissions by 35% by 2030;
◦Collected all necessary emissions, energy use, community impact information and other data necessary to prepare the fourth annual Environmental Sustainability and Social Responsibility Report, issued in November 2022;
◦Provided company-wide ESG training in June 2022; and
◦One NEO co-chaired a hotel industry group charged with promulgating guidelines for improving and enhancing ESG reporting at the hotel level, which, when issued, the Company intends to adopt.
•Asset Management Initiatives Objective (60% weighting) – Given the following results, the Compensation Committee determined that the Company achieved 112% of this objective’s target:
◦Capital investments in hotel properties (10% weighting) - 100% of this sub-objective’s target was achieved
▪Completed the transformational renovation of Hotel Ziggy on time and within budget and opened 1 Hotel San Francisco following furniture, fixture and equipment delivery delays caused by COVID-related supply chain issues;
▪Began renovations at Hotel Solamar (scheduled to relaunch as the Margaritaville Hotel San Diego Gaslamp Quarter), Southernmost Beach Resort and Viceroy Santa Monica; and
▪Completed plans and designs for the renovations of Skamania, Estancia La Jolla, Jekyll Island Club Resort and Newport Harbor Island Resort, all of which are expected to commence in 2023;
◦Hotel EBITDA per Key (5% weighting) – only 31% of this sub-objective’s target was achieved
▪Company was fifth-highest among the Company and the six-company peer group despite the negative impact of the closure of La Playa Naples Beach Club due to hurricane damage during the forth quarter of 2022;
◦Expand and further develop Curator Hotel & Resort Collection (“Curator”) (10% weighting) – only 85% of this sub-objective’s target was achieved
▪Following its launch in late 2020, Curator team has signed up 97 hotel properties (including 20 in 2022); and
▪Curator has expanded the number of master service agreement (“MSA”) partnerships with leading hospitality and technology vendors to 98 preferred program partners (up 25 from 2021);
◦Strategically recycle assets and capital (35% weighting) - 133% of this sub-objective’s target was achieved despite the especially challenging market for hotel and resort property transactions
▪Dispositions (21% weighting) – Achieved 111% of target by generating $306 million in gross proceeds from sales of five hotel properties (The Marker San Francisco, Sofitel Philadelphia, Hotel Spero, Hotel Vintage Portland and The Heathman Hotel (contract executed and hard money received in 2022, closed in February 2023); and
▪Acquisitions (14% weighting) – Achieved 165% of target by deploying $330 million to acquire two hotel properties (Inn on Fifth and Gurney’s Newport Resort & Marina).
Based on the 129.0% level of achievement, each NEO received an actual cash incentive bonus of 129.0% of their respective target cash incentive bonus. As a result, Mr. Bortz was paid an actual cash incentive bonus of $1,552,838 and each of Messrs. Martz and Fisher was paid an actual cash incentive bonus of $645,000.
2022 Long-Term Equity Incentive Awards – 60% as At-Risk / Performance-Based Compensation and 40% as Time-Based Vesting
(55% - 59% of Target Total Compensation)
The largest portion of compensation for our NEOs comes from long-term equity incentive awards. For 2022, the aggregate target dollar value of both forms of long-term equity incentive award as a percentage of target total compensation was 59% for Mr. Bortz and 55% for Messrs. Martz and Fisher. For Mr. Bortz, the target dollar value was not increased from his 2021 amount. For Messres. Martz and Fisher, the target dollar value was increased from their 2021 amount by 4.3%, which was the first increase for their long-term equity incentive award since 2019. The Compensation Committee and the Board decided on the increased amount for Messrs. Martz and Fisher, which was an increase to total target compensation of 2.3%, to reward our NEOs for successfully steering the company through the pandemic and further align their interests with the interests of the shareholders.

In February 2022, the Compensation Committee and the Board decided that of the target long-term equity amount for each executive officer, 60% would be awarded in the form of equity that will vest, if at all, based on specified performance metrics (performance-based vesting equity) and 40% would be awarded in the form of equity that will vest based on time (time-based vesting equity). The numbers of performance units and Common Shares to be awarded were determined based on the average of the closing prices per Common Share for the ten business days preceding the date of the setting of the executive officers’ target long-term equity amount.
The Company’s 2009 Equity Incentive Plan, as amended and restated on July 12, 2010, as amended through May 16, 2022 (the “2009 Equity Incentive Plan”), allows for long-term incentives to our executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units in our operating partnership and other forms of equity incentive awards. Awards granted to NEOs and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the recipients’ interests with the interests of shareholders by providing each recipient with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each NEO’s or employee’s continued service to the Company or a specifically identified set of performance measures.
Long-term equity incentive awards for our NEOs with respect to a fiscal year are typically issued near the beginning of such fiscal year.
Awards of Performance-Based Equity - 60% of Value of Target Long-Term Equity Amount
(33% - 35% of Target Total Compensation)
Upon shareholder approval at the 2022 annual meeting of an amendment to extend the maturity date of the 2009 Equity Incentive Plan, each of Messrs. Bortz, Martz and Fisher received their 2022 awards of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and only to the degree that, the long-term performance criterion established by the Board is met, provided that the recipient remains employed by the Company through the end of the applicable measurement period (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
The 2022 compensation program provides that the number of performance units that may vest will be determined by the “Relative TSR Objective,” which is the Company’s TSR compared to the TSR of each member of a group of 13 publicly listed hospitality REITs, collectively referred to as the TSR Peer Group. The following companies comprise the “TSR Peer Group”: Apple Hospitality REIT, Inc., Ashford Hospitality Trust, Inc., Braemar Hotels & Resorts Inc., Chatham Lodging Trust, DiamondRock Hospitality Company, Hersha Hospitality Trust, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.
For 2022, there are four measurement periods of the Relative TSR Objective under the awards, and the percentage of the target number of performance units that may vest based on performance during each period varies, as follows:
•50% (up to a maximum of 125%) of the target number of performance units will be determined by the Relative TSR Objective measured for the three-year period from December 31, 2021 through December 31, 2024;
•16.7% (up to a maximum of 41.8%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2021 through December 31, 2022;
•16.7% (up to a maximum of 41.7%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2022 through December 31, 2023; and
•16.6% (up to a maximum of 41.5%) of the target number of performance units will be determined by the Relative TSR Objective measured for the one-year period from December 31, 2023 through December 31, 2024.
The level of performance against the Relative TSR Objective will be measured relative to a target. The maximum possible vesting overall will be 200%, but the performance level within each measurement period set forth above can contribute up to a maximum of 250% of the applicable target percentage. The following table shows the performance level required (and a payout level between the minimum and target, or between target and the maximum, will be interpolated) for target and maximum vesting.

2022-2024 Long-Term Objective	Performance Levels
	Minimum(1) (Vest at 0%)	Target (Vest at 100%)	Maximum (Vest at 250%)
Relative TSR	Company’s TSR ≤ Peer Group minimum	Company’s TSR in 50th percentile of Peer Group	Company’s TSR ≥ Peer Group maximum
(1)In 2022, the Compensation Committee did not establish a threshold level of performance for the performance objective. Rather, the Compensation Committee established a minimum payout level of zero. In 2023, the Compensation Committee established threshold levels of performance for each of the two 2023-2025 long-term objectives.
If the Company’s TSR is less than 0% for the three-year measurement period ending December 31, 2024, then the maximum percentage of the target number of performance units will be capped at 100%, regardless of the degree of the Company’s out-performance, if any, against the Relative TSR Objective.
For 2023, in keeping with what we heard from our shareholders following the 2022 annual meeting, we made three significant changes to the performance-based equity awards as compared to 2022:
•We eliminated one-year measurement periods, so that there is now a single measurement period of three years.
•We established two performance metrics instead of just one: 70% of the target level is based on Relative TSR and 30% of the target level is based on the Company’s TSR.
•We established threshold levels of performance for both of the performance metrics, such that unless at least the threshold level of performance is met, no performance units will vest based on that metric.
The minimum, target and maximum number of performance units subject to the 2022 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting			Value if Maximum Number Vests(2)
	Minimum(1)	Target	Maximum
Jon E. Bortz	—	74,900	149,800	$3,369,002
Raymond D. Martz	—	32,100	64,200	$1,443,858
Thomas C. Fisher	—	32,100	64,200	$1,443,858
(1)In 2022, the Compensation Committee did not establish a threshold level of performance for the performance objective. Rather, the Compensation Committee established a minimum payout level of zero. In 2023, the Compensation Committee established threshold levels of performance for each of the two 2023 performance objectives.
(2)The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per performance unit was assumed to be the closing price per Common Share on the NYSE on the date of grant, May 16, 2022. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.
For each NEO, the actual amount of performance units that will vest after the end of each measurement period will depend on the Company’s performance against the Relative TSR Objective as determined by the Compensation Committee and requires that the recipient remains employed by the Company through the end of such measurement period or as otherwise described below. The performance units will, prior to vesting, not be entitled either to receive dividends or to be voted, but dividends will, in effect, accrue on the performance units and will be paid if, but only if, and to the extent the performance units vest and are settled in the form of Common Shares. Any vested performance units will be settled in the form of Common Shares after the three-year measurement period ends.
For 2022, the target value of the awards of performance-based equity as a percentage of target total compensation for each NEO was 35% for Mr. Bortz and 33% for each of Messrs. Martz and Fisher.
Awards of Time-Based Vesting Equity - 40% of Value of Target Long-Term Equity Amount
(22% - 24% of Target Total Compensation)
Upon shareholder approval at the 2022 annual meeting of an amendment to extend the maturity date of the 2009 Equity Incentive Plan, each of Messrs. Bortz, Martz and Fisher received awards of restricted Common Shares subject to time-based vesting in one-third increments on January 1, 2023, 2024 and 2025, provided that the recipient remains employed by the Company on each vesting date (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).

Messrs. Bortz, Martz and Fisher received restricted Common Shares in the amounts of 49,933, 21,400 and 21,400, respectively. The shares were granted pursuant to the 2009 Equity Incentive Plan and were intended as part of the 2022 compensation program. These awards are included in the Summary Compensation Table located elsewhere in this Proxy Statement. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $1,122,993, $481,286 and $481,286, respectively. The grant date fair value of these time-based vesting equity awards as a percentage of 2022 target total compensation for each NEO was 24%, 22% and 22%, respectively.
Other Benefits
We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. The Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each NEO’s annual base salary.
Other Compensation Considerations
Share Ownership Guidelines for Executive Officers
In 2010, the Board established share ownership guidelines for our executive officers. The Board believes that encouraging each executive officer to maintain a meaningful ownership interest in the Company relative to the executive officer’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the executive officer to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, the Board recommends that each of our executive officers should own shares in the Company having an aggregate value equal to or greater than the multiple of their base salary as shown in the following table.

Executive Officer Position	Multiple of Base Salary	Amount of Share Ownership Required	Value of Shares/Units Owned(1)	Ownership Level Exceeded?
Chief Executive Officer	5x	$3.8 million	$22.0 million	☑
Chief Financial Officer	3x	$1.5 million	$7.7 million	☑
Chief Investment Officer	3x	$1.5 million	$6.2 million	☑
(1)Amounts are based on the closing price per Common Share on the NYSE on March 10, 2023 (which was $13.88) and the total number of Common Shares and LTIP units (which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option) owned by the executive.
Compensation Risk Assessment
The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s compensation program, management team and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the long-term’s expense. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of annual base salary, performance-based cash incentive bonuses and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives’ or the Company’s performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three years and awards that may vest, if at all, based on performance over multi-year periods, usually three years. In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium and long terms.
The Company believes that its compensation policies and practices embodied in the compensation program for 2022 appropriately align management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, our clawback policy, share ownership guidelines (which have been met by every executive officer and trustee) and prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Finally, we have never granted share options.

Payments Upon Termination and Vesting of Equity Awards Upon A Change in Control
We have a change in control severance agreement in place with each NEO providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “—Change in Control Severance Agreements, Equity Vesting and Other Termination Policies” and “—Termination Payments Table” sections below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.
In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a named executive officer or a change in control of the Company. The Compensation Committee approves of the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a NEO’s resignation for good reason or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s NEOs, which is important to the Company’s overall performance, and provide appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions. For more information on the vesting terms of our NEOs’ time-based restricted Common Shares and performance-based equity awards, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Tax Deductibility of Executive Compensation
Section 162(m) of the Code provides that the Company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). As amended by the Tax Cut and Jobs Act, or the TCJA, and subject to a transition rule that preserves the pre-TCJA rules for written binding contracts in effect on November 2, 2017, the Company’s “covered employees” are our Chief Executive Officer, our Chief Financial Officer and our Chief Investment Officer. An individual who is a “covered employee” of the Company in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation.
In December 2020, final regulations under Section 162(m) were issued. Among other things, the regulations provide that the Company’s distributive share of any compensation deduction for amounts paid to a “covered employee” by our operating partnership after December 18, 2020 will be subject to Section 162(m)’s deduction limit, i.e., as if that compensation was paid by the Company. The treatment of amounts paid by our operating partnership under the regulations is subject to a transition rule for compensation paid under a binding written contract that was in effect on December 20, 2019 and that is not materially modified.
The Compensation Committee assesses, and will continue to assess, the impact of Section 162(m), including changes enacted under the TCJA and described in the final regulations, in considering the design of the Company’s executive compensation practices. However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

SUMMARY COMPENSATION TABLE
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our NEOs for the years shown as consideration for services rendered to us.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share Awards(2) ($)		Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)		Total ($)
Jon E. Bortz Chief Executive Officer and Chairman of the Board	2022	750,000	—	3,359,507	(3)	1,552,838	61,785	(4)	5,724,130
	2021	750,000	—	8,672,101	(5)	1,805,625	45,368	(6)	11,273,094
	2020	187,500	—	3,222,343	(7)	902,813	51,512	(8)	4,364,168

Raymond D. Martz Co-President, Chief Financial Officer, Treasurer and Secretary	2022	500,000	—	1,439,792	(9)	645,000	58,136	(10)	2,642,928
	2021	500,000	—	5,905,682	(11)	750,000	43,482	(12)	7,199,164
	2020	387,500	—	1,323,452	(13)	375,000	46,240	(14)	2,132,192

Thomas C. Fisher Co-President, Chief Investment Officer	2022	500,000	—	1,439,792	(9)	645,000	52,063	(15)	2,636,855
	2021	500,000	—	5,905,682	(11)	750,000	48,175	(16)	7,203,857
	2020	387,500	—	1,323,452	(13)	375,000	51,780	(17)	2,137,732
(1)For each NEO for each year shown, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the actual cash incentive bonus paid in February or March of the following year. Any amount shown in the Bonus column is the discretionary amount of the actual cash incentive bonus awarded in excess of the formula-based amount of the actual cash incentive bonus for that year.
(2)For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year or five-year period, as applicable, and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2022	$3,369,002	$1,443,858	$1,443,858
2021	$3,660,033	$1,503,213	$1,503,213
2020	$3,496,997	$1,436,267	$1,436,267
(3)Reflects 49,933 restricted Common Shares that vested or will vest ratably on January 1, 2023, 2024 and 2025 and the target amount of Common Shares that may vest pursuant to the February 2022 performance-based equity awards.
(4)Amount includes (i) $21,805 in health insurance premiums, (ii) $15,628 in dental, life and long-term disability insurance premiums, (iii) $12,200 in employer-matching contributions to the Company’s 401(k) plan, (iv) $1,610 in parking and (v) $10,542 in employer-matching charitable contributions.
(5)Reflects 53,769 restricted Common Shares that vested or will vest ratably on January 1, 2022, 2023 and 2024 and the target amount of Common Shares that may vest pursuant to the February 2021 performance-based equity awards. Also reflects a special retention equity award of restricted LTIP Class B Units that have not vested from initial award that vested or will vest ratably on January 1, 2023, 2024, 2025 and 2026, whose grant date fair value was $4.9 million.
(6)Amount includes (i) $20,377 in health insurance premiums, (ii) $9,892 in dental, life and long-term disability insurance premiums, (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $3,500 in employer-matching charitable contributions.
(7)Reflects 45,658 restricted Common Shares that vested or will vest ratably on January 1, 2021, 2022 and 2023 and the target amount of Common Shares that may vest pursuant to the February 2020 performance-based equity awards.
(8)Amount includes (i) $24,265 in health insurance premiums, (ii) $9,847 in dental, life and long-term disability insurance premiums, (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $6,000 in employer-matching charitable contributions.
(9)Reflects 21,400 restricted Common Shares that vested or will vest ratably on January 1, 2023, 2024 and 2025 and the target amount of Common Shares that may vest pursuant to the February 2022 performance-based equity awards.
(10)Amount includes (i) $24,154 in health insurance premiums, (ii) $9,172 in dental, life and long-term disability insurance premiums, (iii) $12,200 in employer-matching contributions to the Company’s 401(k) plan, (iv) $1,610 in parking and (v) $11,000 in employer-matching charitable contributions.

(11)Reflects 22,084 restricted Common Shares that vested or will vest ratably on January 1, 2022, 2023 and 2024 and the target amount of Common Shares that may vest pursuant to the February 2021 performance-based equity awards. Also reflects a special retention equity award of restricted LTIP Class B Units that have not vested from initial award that vested or will vest ratably on January 1, 2023, 2024, 2025 and 2026, whose grant date fair value was $4.4 million.
(12)Amount includes (i) $22,200 in health insurance premiums, (ii) $9,682 in dental, life and long-term disability insurance premiums and (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan.
(13)Reflects 18,752 restricted Common Shares that vested or will vest ratably on January 1, 2021, 2022 and 2023 and the target amount of Common Shares that may vest pursuant to the February 2020 performance-based equity awards.
(14)Amount includes (i) $25,230 in health insurance premiums, (ii) $9,610 in dental, life and long-term disability insurance premiums and (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan.
(15)Amount includes (i) $28,819 in health insurance premiums, (ii) $9,134 in dental, life and long-term disability insurance premiums, (iii) $12,200 in employer-matching contributions to the Company’s 401(k) plan, (iv) $1,610 in parking and (v) $300 in employer-matching charitable contributions.
(16)Amount includes (i) $26,932 in health insurance premiums, (ii) $9,643 in dental, life and long-term disability insurance premiums and (iii) $11,600 in employer-matching contributions to the Company’s 401(k) plan.
(17)Amount includes (i) $29,558 in health insurance premiums, (ii) $9,572 in dental, life and long-term disability insurance premiums, (iii) $11,400 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,250 in employer-matching charitable contributions.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information with respect to plan-based awards granted in 2022 to our NEOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)				All Other Share Awards: Number of Shares/Units (#)		Grant Date Fair Value ($)
		Threshold ($)		Target ($)	Maximum ($)	Threshold (# of shares)		Target (# of shares)	Maximum (# of shares)
Jon E. Bortz
Cash Incentive Bonus		—	(3)	1,203,750	2,407,500
Time-Based Equity	May 16, 2022									49,933	(4)	1,122,993
Performance-Based Equity	May 16, 2022					—	(5)	74,900	149,800			2,236,514	(6)

Raymond D. Martz
Cash Incentive Bonus		—	(3)	500,000	1,000,000
Time-Based Equity	May 16, 2022									21,400	(4)	481,286
Performance-Based Equity	May 16, 2022					—	(5)	32,100	64,200			958,506	(6)

Thomas C. Fisher
Cash Incentive Bonus		—	(3)	500,000	1,000,000
Time-Based Equity	May 16, 2022									21,400	(4)	481,286
Performance-Based Equity	May 16, 2022					—	(5)	32,100	64,200			958,506	(6)
(1)In March 2023, the Board approved, as recommended by the Compensation Committee, actual cash incentive bonuses for Messrs. Bortz, Martz and Fisher of $1,552,838, $645,000 and $645,000, respectively, for 2022 performance.
(2)For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “—Compensation Discussion and Analysis—Components and Compensation Components—Long-Term Equity Incentive Awards—Performance-Based Vesting.”
(3)The Compensation Committee did not establish a threshold level of performance. Rather, the Compensation Committee established a minimum payout level of zero.
(4)The award is subject to time-based vesting in one-third increments on January 1, 2023, 2024 and 2025.
(5)The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.
(6)The dollar value is computed assuming that the target number of shares vests.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis (“CD&A”).” The terms of change in control severance agreements that we have entered into with our executives are described below under “— Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2022.

		Share / Unit Awards
Name	Date of Grant	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1) ($)
Jon E. Bortz	February 12, 2020	15,219	(2)	203,782	42,189	(3)	564,905
	February 18, 2021	251,881	(4)	3,372,687	161,306	(3)	2,159,887
	May 16, 2022	49,933	(5)	668,603	149,800	(3)	2,005,822

Raymond D. Martz	February 12, 2020	6,250	(2)	83,688	17,327	(3)	232,015
	February 18, 2021	206,753	(4)	2,768,423	66,250	(3)	887,088
	May 16, 2022	21,400	(5)	286,546	64,200	(3)	859,638

Thomas C. Fisher	February 12, 2020	6,250	(2)	83,688	17,327	(3)	232,015
	February 18, 2021	206,753	(4)	2,768,423	66,250	(3)	887,088
	May 16, 2022	21,400	(5)	286,546	64,200	(3)	859,638
(1)Pursuant to SEC rules, for purposes of this table the market value per restricted Common Share is assumed to be $13.39, the closing market price per Common Share at the end of the last completed fiscal year.
(2)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest in one-third increments on January 1, 2021, 2022 and 2023.
(3)This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.
(4)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest in one-third increments on January 1, 2022, 2023 and 2024 plus the number of restricted LTIP Class B Units that have not vested from initial award that vested or will vest in one-quarter increments on January 1, 2023, 2024, 2025 and 2026.
(5)This is the number of restricted Common Shares that have not vested from initial award that vested or will vest in one-third increments on January 1, 2023, 2024 and 2025.

OPTION EXERCISES AND SHARES/UNITS VESTED TABLE
The Company has not granted any share option awards to our NEOs. The following table sets forth information with respect to the vesting of our NEOs’ restricted Common Shares, performance-based equity awards and LTIP Class B units during 2022.

	Share/Unit Awards
Name	Number of Shares/Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jon E. Bortz	44,827	1,002,780
Raymond D. Martz	18,412	411,876
Thomas C. Fisher	18,412	411,876
(1)Amounts include vested LTIP Class B units, restricted Common Shares and performance-based equity awards (which were settled in Common Shares).
(2)For purposes of this table, the market value per vested LTIP Class B unit is assumed to be the closing market price per Common Share on the vesting date. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2022, relating to the 2009 Equity Incentive Plan, pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,239,365(2)	—(3)	1,206,091(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,239,365	—	1,206,091
(1)Consists of the 2009 Equity Incentive Plan.
(2)Includes the target amount of all outstanding, unvested performance units awarded under the 2009 Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with OP units, may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of March 22, 2023, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 1,528,286.
(3)Performance units and LTIP units have no exercise price.
(4)The aggregate limit of Common Shares available for grant under the 2009 Equity Incentive Plan is 5,347,625. The number shown in the table assumes 512,157 performance units will vest at target and be settled in Common Shares. As of March 22, 2023, 915,931 securities remain available for future issuance under the 2009 Equity Incentive Plan including those shown in the table set forth under “Proposal 4—Background to the Proposal.”

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES
Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher
The Company previously entered into agreements with our NEOs (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event their employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each NEO’s severance payment is derived from their annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each NEO’s total compensation and change in control severance agreement terms.
The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2022 and March 5, 2023, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of our NEOs may terminate their agreement prior to the expiration of the term as described below.
Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason
The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus (as defined in the agreement) and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) their then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;

•a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination Without Cause (and Without A Change in Control)
If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the sum of (x) their then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;
•a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination For Cause and Resignation Without Good Reason
If the Company terminates the executive for “Cause” or the executive voluntarily terminates their employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary and accrued vacation time earned but not paid to the date of termination; and
•such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Other Key Change in Control Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to our NEOs’ employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while their change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates their employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for their own account or for another party.
Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that their employment is terminated in connection with a change in control.
Below is a list of terms and their meanings as defined in each NEO’s change in control severance agreement:
•“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:
•the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;
•    the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•    the executive breached the non-solicitation obligations or covenants of their change in control severance agreement in any material respect; or
•    the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.
•“Change in Control” shall mean a change in control of the Company if:
•any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or Common Shares of the Company;
•during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and Common Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
•there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and Common Shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of Common Shares immediately prior to such sale.
•“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:
•    any material reduction of the executive’s base salary or target bonus as a percentage of base salary;
•    any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with their position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;
•    any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or

•    the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the executive to travel more than 50 miles from the executive’s residence.
Vesting of Long-Term Equity Incentive Awards
The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:
•upon a change in control of the Company, unvested awards vest;
•upon termination of the executive’s employment with the Company because of their death or disability, the unvested awards vest;
•upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;
•upon termination of the executive’s employment with the Company without cause, the unvested awards vest; and
•upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.
The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first four of the five above-listed scenarios, and forfeiture in the case of the fifth.
Except as described above, any awards that are unvested at the time the executive terminates their employment with the Company are forfeited.

TERMINATION PAYMENTS TABLE
The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our NEOs would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the NEO from the Company under the scenario shown occurred on December 31, 2022.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chief Executive Officer and Chairman of the Board
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$8,975,687	—	$8,975,687
With A Change in Control – For Good Reason or Without Cause	$9,208,236	$8,975,687	$7,992,329	$26,176,252
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$4,022,120	$8,975,687	—	$12,997,807

Raymond D. Martz — Co-President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$5,117,396	—	$5,117,396
With A Change in Control – For Good Reason or Without Cause	$3,183,319	$5,117,396	$3,633,440	$11,934,155
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,888,884	$5,117,396	—	$7,006,280

Thomas C. Fisher — Co-President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$5,117,396	—	$5,117,396
With A Change in Control – For Good Reason or Without Cause	$3,192,573	$5,117,396	$3,637,426	$11,947,395
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,891,969	$5,117,396	—	$7,009,365
(1)This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2022.
(2)Amounts in this column reflect accelerated vesting of awards of LTIP units, restricted Common Shares and performance-based equity awards granted pursuant to the 2009 Equity Incentive Plan that were outstanding at December 31, 2022. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz and Fisher after December 31, 2022. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share and Common Share due upon vesting of a performance-based equity award is assumed to be $13.39, the closing market price per Common Share at the end of the last completed fiscal year. For purposes of this table, performance-based share and unit grants are assumed to vest at the maximum level. The “founders” LTIP Class A units reached parity with Common Shares in April 2011. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(3)Amounts in this column reflect the estimated payment to our NEOs in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for our NEOs of 37.0% federal, 5.75% state, 2.35% Medicare and 20% excise, and do not account for local taxes.
(4)No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS
In order to promote retention of our NEOs following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) an NEO remains employed by the Company on the first anniversary of that change in control event, that NEO is entitled to receive a lump sum cash stay bonus. An NEO cannot receive a cash stay bonus in addition to any of the termination payments described above. For each NEO, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2022 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2023, their cash stay bonuses would have been $2,302,838, $1,145,000 and $1,145,000, respectively, based on the amount of their 2022 actual cash incentive bonuses and their 2022 base salaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Jackson (Chairperson), Mr. Miller, Mr. Schall and Mr. Webb. None of the members of the Compensation Committee, and none of its members in 2022, is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or the Compensation Committee.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Jon E. Bortz, our Chief Executive Officer (our “CEO”).	1:35 CEO Pay Ratio
For 2022, the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,724,130. The median of the annual total compensation of all of our employees (other than our CEO) was $162,217, as determined in the same manner as the total compensation for our CEO. Based on this information, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO was 1 to 35.
To determine the median of the annual total compensation of all of our employees (other than our CEO), the Company prepared a list of all 58 employees (other than our CEO) as of December 31, 2022 and calculated each employee’s annual total compensation for 2022 in accordance with SEC rules.

PAY VERSUS PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our executive officers’ realized compensation to the achievement of the Company’s financial, operational and strategic objectives, and to align our executive officers’ pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC rules, for fiscal years 2020, 2021 and 2022.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2,3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(2,4,5)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in 000s)	Hotel EBITDA per Key (in 000s)(8)
					TSR(6)	Peer Group TSR(7)
2022	$5,724,130	$(1,271,585)	$2,639,892	$(1,188,791)	$50.30	$99.78	$(84,981)	$30.9
2021	$11,273,094	$11,209,540	$7,201,511	$7,146,486	$83.83	$131.86	$(186,372)	$12.0
2020	$4,364,168	$2,858,485	$2,134,962	$1,521,916	$70.33	$92.05	$(392,593)	$(3.1)
(1)Amounts shown are the amounts of total compensation reported for our Chief Executive Officer, Mr. Bortz, who is our principal executive officer.
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. Negative amounts in this column do not represent money that our executive officers paid back to the Company.

(3)The following table provides a reconciliation from Summary Compensation Table Total for CEO to Compensation Actually Paid to CEO, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year” and “FYE” means “fiscal year end.”

	2020	2021	2022
SCT Total for CEO	$4,364,168	$11,273,094	$5,724,130
Subtract amount reported under the “Share Awards” Column in the SCT	(3,222,343)	(8,672,101)	(3,359,507)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	2,324,698	8,549,469	1,569,650
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	(740,054)	46,791	(5,218,488)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were Forfeited during FY	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	132,016	12,287	12,630
Compensation Actually Paid to CEO	$2,858,485	$11,209,540	$(1,271,585)
(4)Amounts shown are the averages of the amounts of total compensation reported for our Co-Presidents, Messrs. Martz and Fisher, who are our two non-CEO NEOs.
(5)The following table provides a reconciliation from Summary Compensation Table Total for Non-CEO NEOs to Compensation Actually Paid to Non-CEO NEOs, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year” and “FYE” means “fiscal year end.”

	2020	2021	2022
Average SCT Total for Non-CEO NEOs	$2,134,962	$7,201,511	$2,639,892
Subtract amount reported under the “Share Awards” Column in the SCT	(1,323,452)	(5,905,682)	(1,439,792)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	954,779	5,822,259	672,709
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	(312,074)	19,217	(3,070,946)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were Forfeited during FY	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	67,701	9,181	9,346
Average Compensation Actually Paid to Non-CEO NEOs	$1,521,916	$7,146,486	$(1,188,791)
(6)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in Common Shares.
(7)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in the common equity of the FTSE Nareit Equity REITs index.
(8)We have presented Hotel EBITDA per Key because it is the only financial measure among the performance metrics used for determining compensation actually paid to our NEOs for 2020, 2021 and 2022. Hotel EBITDA per Key, which is a non-GAAP financial measure, is calculated by dividing (a) the total net income generated by our hotel properties for the period plus the total depreciation and amortization of those hotel properties for the period by (b) the total number of guest rooms of those hotel properties for the period. We believe that Hotel EBITDA per Key is a useful financial measure for evaluating the operating performance of our hotels because it excludes the impact of depreciation and amortization and is, in effect, a proxy for cash flow from the hotel properties.

Relationship to Compensation Actually Paid
The following chart illustrates the compensation actually paid (as computed in accordance with SEC rules, the “CAP”) of our CEO, the average CAP of the two other NEOs, and the values of $100 investments made in Common Shares and the Nareit Equity REITs Index on January 1, 2020 as of December 31, 2020, 2021 and 2022 (as computed in accordance with SEC rules, “Company TSR” and “Peer Group TSR,” respectively).

CAP, Company TSR and Peer Group TSR
Compensation Actually Paid ($M)
$15.0
$10.0
$5.0
$—
$(5.0)
Company TSR
$150.00
$125.00
$100.00
$75.00
$50.00
2020
2021
2022
CAP of CEO
Average CAP of Non-CEO NEOs
Company TSR
Peer Group TSR

One of our primary objectives for our compensation program is to align the financial interests of our NEOs with those of our shareholders. As shown in the chart above, our NEOs’ CAPs increased when the Company’s TSR increased and our NEOs’ CAPs decreased when the Company’s TSR decreased. This is in large part a result of the high percentage of our NEOs’ compensation that is paid in the form of time-vesting Common Shares and performance-based equity that vests based on the Company’s TSR and the Company’s TSR relative to the TSRs of the TSR Peer Group. When the Company’s TSR is positive, and especially when it is strong relative to the TSRs of the TSR Peer Group, more of our NEOs’ performance-based equity awards vest and all equity that vests has greater value. Conversely, when the Company’s TSR is negative, and especially when it is also week relative to the TSRs of the TSR Peer Group, less of our NEOs’ performance-based equity awards vest and all equity that vests has less value.
In contrast, as the following two charts show, there has been almost no correlation between our NEOs’ CAPs and either Net Income or Hotel EBITDA per Key. In our compensation program for each of the years presented, we did not use Net Income to determine any portion of our NEOs’ compensation, and we used Hotel EBITDA per Key only for the cash incentive bonus, to which it contributed only approximately 1% of our NEOs’ target total compensation.

Other Important Financial Performance Measures for Executive Compensation
The following table sets forth the most important financial measures used to link executive compensation and company performance for our executive compensation program of the years indicated.

2021 and 2022	2023
Company TSR	Company TSR
Company TSR relative to TSRs of the TSR Peer Group	Company TSR relative to TSRs of the TSR Peer Group
Hotel EBITDA per Key	Hotel EBITDA per Key growth vs. Peers’
Aggregate sales price of dispositions	Aggregate sales price of dispositions
Portfolio RevPAR Penetration Index Improvement
Adjusted FFO per Share
Please see the CD&A on pages 22 to 36 of this Proxy Statement for more information on these measures and how they are taken into account in determining compensation for each of our NEOs.

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based on 124,958,768 Common Shares outstanding as of March 22, 2023.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
The Vanguard Group Inc.(2)	19,704,439	15.76%
BlackRock, Inc.(3)	18,875,239	15.11%
Wellington Management Group LLP(4)	8,909,454	7.13%
State Street Corporation(5)	8,109,518	6.49%
(1)The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.
(2)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has shared voting power over 203,304 shares, sole dispositive power over 19,377,810 shares and shared dispositive power over 326,629 shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(3)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 23, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 18,486,335 shares and sole dispositive power over 18,875,239 shares through itself and as the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxemburg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. Only BlackRock Fund Advisors beneficially owns 5% or greater of the total outstanding shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.
(4)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”). Wellington has shared voting power over 8,113,808 shares and shared dispositive power over 8,909,454 shares (8,012,361 and 8,740,256, respectively, in the case of Wellington Management Company LLP) which are owned of record by clients of investment advisers controlled directly or indirectly by Wellington Investment Advisors Holdings LLP. Wellington has its principal business office at 280 Congress Street, Boston, MA 02210.
(5)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 7, 2023 by State Street Corporation (“State Street”). State Street has shared voting power over 6,302,684 shares and shared dispositive power over 8,109,518 shares through itself and as the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Limited, each individually owning less than 5% of the total outstanding shares. State Street has its principal business office at State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

SECURITY OWNERSHIP OF MANAGEMENT (EXECUTIVE OFFICERS AND TRUSTEES)
The following table sets forth the beneficial ownership of our equity securities, as of March 22, 2023, for each of our NEOs, each trustee and all trustees and executive officers as a group. As of that date, 124,958,768 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)		Percent of All Shares(2)	Percent of All Shares and Units(3)
Jon E. Bortz	1,630,318	(4)	1.3%	1.3%
Raymond D. Martz	551,231	(5)	*	*
Thomas C. Fisher	488,001	(5)	*	*
Cydney C. Donnell	65,694		*	*
Ron E. Jackson	73,635		*	*
Phillip M. Miller	21,657	(6)	*	*
Michael J. Schall	77,912	(7)	*	*
Bonny W. Simi	17,008		*	*
Earl E. Webb	36,388		*	*
All trustees and executive officers as a group (9 persons)	2,961,844	(4,5,6,7)	2.4%	2.4%
* Represents less than one percent of class.
(1)The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Amounts do not include securities that have been authorized for grant under the 2009 Equity Incentive Plan to executive officers and employees subject to shareholder approval of the Amendment as described above under “Proposal 4—Background to the Proposal.”
(2)Percentages are based on 124,958,768 Common Shares outstanding as of March 22, 2023. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.
(3)Percentages are based on an aggregate of 125,967,148 Common Shares, LTIP units and OP units outstanding as of March 22, 2023.
(4)This amount includes 51,211 shares of unvested restricted Common Shares granted under, or subject to the same terms and conditions as under, the 2009 Equity Incentive Plan and 54,009 vested LTIP units and 254,207 unvested LTIP units. Mr. Bortz disclaims beneficial ownership with respect to 200,000 of these shares. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(5)This amount includes 21,627 shares and 60,722 shares of unvested restricted Common Shares in the case of Mr. Martz and Mr Fisher, respectively, granted under, or subject to the same terms and conditions as under, the 2009 Equity Incentive Plan and 106,829 vested LTIP units and 183,118 unvested LTIP units in the case of Mr. Martz and 116,298 vested LTIP units and 144,023 unvested LTIP units in the case of Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(6)6,500 of these shares, which, as of March 22, 2023, had an aggregate value of $83,395 and were 0.005% of all of the Common Shares outstanding, are held in a margin account that is subject to a margin loan, as grandfathered under our policy against pledging.
(7)Mr. Schall disclaims beneficial ownership with respect to 39,171 of these shares.

GENERAL INFORMATION

ANNUAL MEETING AND VOTING
You are receiving these materials because you owned Common Shares as of March 10, 2023, the record date established by the Board for the Annual Meeting. Everyone who owned Common Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 125,536,727 Common Shares outstanding on March 10, 2023. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you hold your Common Shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of Common Shares held in “street name.” You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Common Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the Notice of Internet Availability of Proxy Materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares with respect to Proposals 1, 3 or 4, your vote will NOT be counted for those matters. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares on Proposal 2, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Proposal 2 as they determine.
It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions.
If you do not vote your Common Shares, your Common Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

HOUSEHOLDING
SEC rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report will be delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or received multiple copies of this Proxy Statement and the Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling Investor Relations at (240) 507-1306, by writing to Investor Relations at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, or by sending an e-mail to Investor Relations at investors@pebblebrookhotels.com.
Questions regarding the Notice, voting or email delivery should be directed to Investor Relations at (240) 507-1306 or investors@pebblebrookhotels.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.
Shareholder Proposals and Trustee Nominations for Inclusion in the 2024 Proxy Statement
Shareholder proposals intended to be considered for inclusion in the Company’s proxy statement relating to our 2024 annual meeting of shareholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Secretary of the Company not later than December 1, 2023 and such proposals must comply with all of the requirements of Rule 14a-8.
Nominations of trustee nominees for election at the 2024 Annual Meeting must be received by the Secretary of the Company at our principal executive offices no earlier than the close of business on November 1, 2023 and not later than December 1, 2023, and such nominations and their nominating shareholders must comply with all of the applicable requirements of our Bylaws.
Any such proposal or nomination should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary.

Other Shareholder Proposals and Trustee Nominations
Our Bylaws currently provide that in order for a shareholder proposal or trustee nomination to be presented at the 2024 Annual Meeting, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 or a trustee nomination included in the Company’s proxy statement pursuant to our Bylaws, it must be received at our principal executive offices no earlier than the close of business on November 1, 2023, and not later than December 1, 2023. If the 2024 Annual Meeting is scheduled to take place before April 22, 2024 or after June 21, 2024, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2024 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than nominees nominated by Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and applicable advance notice requirements under our Bylaws not later than March 23, 2024. If the 2024 Annual Meeting is scheduled to take place before April 22, 2024 or after June 21, 2024, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2024 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company.
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information available at or through our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
Bethesda, Maryland
March 31, 2023

YOUR VOTES ARE IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE SUBMIT YOUR PROXY TODAY.

PEBBLEBROOK HOTEL TRUST
4747 BETHESDA AVE
SUITE 1100
BETHESDA, MD 20814

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to arrive before 11:59 p.m. Eastern Time on May 22, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01684-P90302

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PEBBLEBROOK HOTEL TRUST

The Board of Trustees recommends you vote FOR all of the trustee nominees:

1. Election of Trustees

Nominees:	For	Against	Abstain
1a. Jon E. Bortz	☐	☐	☐
1b. Cydney C. Donnell	☐	☐	☐
1c. Ron E. Jackson	☐	☐	☐
1d. Phillip M. Miller	☐	☐	☐
1e. Michael J. Schall	☐	☐	☐
1f. Bonny W. Simi	☐	☐	☐
1g. Earl E. Webb	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2023.	☐	☐	☐
3. Advisory vote approving the compensation of our named executive officers ("Say-On-Pay").	☐	☐	☐

The Board of Trustees recommends you vote 1 Year on proposal 4.	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of conducting Say-On-Pay votes ("Say-When-On-Pay").	☐	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V01685-P90302

PEBBLEBROOK HOTEL TRUST
Annual Meeting of Shareholders
May 23, 2023 9:00 a.m.
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on May 23, 2023, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side